EXECUTION COPY

CREDIT AND GUARANTY AGREEMENT

dated as of June 2, 2015

among

AUDATEX NORTH AMERICA, INC.,
as Borrower,

SOLERA HOLDINGS, INC.,
as Holdings and a Guarantor,

CERTAIN SUBSIDIARIES OF SOLERA HOLDINGS, INC.,
as Guarantors,

VARIOUS LENDERS,

and

GOLDMAN SACHS BANK USA,
as Administrative Agent

________________________________________________________

GOLDMAN SACHS BANK USA,
as Sole Lead Arranger, Sole Bookrunner and Syndication Agent
________________________________________________________

$200,000,000 Term Loans

________________________________________________________

TABLE OF CONTENTS
Page
SECTION 1. DEFINITIONS AND INTERPRETATION1
1.1. Definitions1
1.2. Accounting Terms33
1.3. Interpretation, etc.34
SECTION 2. LOANS34
2.1. Term Loans34
2.2. [Reserved]35
2.3. [Reserved]35
2.4. [Reserved]35
2.5. Pro Rata Shares; Availability of Funds35
2.6. Use of Proceeds.36
2.7. Evidence of Debt; Register; Lenders’ Books and Records; Notes.36
2.8. Interest on Loans37
2.9. Conversion/Continuation38
2.10. Default Interest38
2.11. Fees39
2.12. Repayment of Term Loans39

ctions	39
2.14. Mandatory Prepayments/Commitment Reductions39
2.15. Application of Prepayments/Reductions41
2.16. General Provisions Regarding Payments42
2.17. Ratable Sharing43

ng or Maintaining Eurodollar Rate Loans	44
2.19. Increased Costs; Capital Adequacy45
2.20. Taxes; Withholding, etc.47
2.21. Obligation to Mitigate50
2.22. Removal or Replacement of a Lender51
SECTION 3. CONDITIONS PRECEDENT51
3.1. Closing Date51
SECTION 4. REPRESENTATIONS AND WARRANTIES54
4.1. Organization; Requisite Power and Authority; Qualification54
4.2. Equity Interests54
4.3. Due Authorization54
4.4. No Conflict54
4.5. Governmental Consents55
4.6. Binding Obligation55
4.7. Historical Financial Statements55
4.8. [Reserved]55
4.9. No Material Adverse Change55
4.10. Adverse Proceedings, etc.55

xes	56
4.12. Properties56
4.13. Environmental Matters56

No Defaults	57
4.15. Investment Company Act57
4.16. Margin Stock57
4.17. Employee Matters57
4.18. Employee Benefit Plans58
4.19. [Reserved]58
4.20. Solvency59
4.21. [Reserved]59
4.22. Compliance with Statutes, etc.59
4.23. Disclosure59
4.24. Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act59
SECTION 5. AFFIRMATIVE COVENANTS    60
5.1. Financial Statements and Other Reports60
5.2. Corporate Existence64
5.3. Taxes65
5.4. Stay, Extension and Usury Laws65
5.5. [Reserved]65
5.6. [Reserved]65
5.7. Lenders Meetings65
5.8. Compliance with Laws65
5.9. Environmental65
5.10. Subsidiaries67
5.11. Syndication Assistance67
SECTION 6. NEGATIVE COVENANTS70
6.1. Subsidiary Indebtedness70
6.2. Liens73
6.3. [Reserved]73
6.4. [Reserved]73

cted Junior Payments	73
6.6. [Reserved]74
6.7. [Reserved]74

8. [Reserved]	74
6.9. Merger, Consolidation or Sale of Assets74
6.10. [Reserved]75
6.11. Sale and Leaseback Transactions75
6.12. Suspension of Guaranties Upon Change in Ratings76
SECTION 7. GUARANTY    76
7.1. Guaranty of the Obligations76
7.2. Contribution by Guarantors77
7.3. Payment by Guarantors77
7.4. Liability of Guarantors Absolute78
7.5. Waivers by Guarantors80
7.6. Guarantors’ Rights of Subrogation, Contribution, etc.80
7.7. Subordination of Other Obligations81
7.8. Continuing Guaranty81
7.9. Authority of Guarantors or the Borrower82

ondition of the Borrower	82
7.11. Bankruptcy, etc.82
7.12. Discharge of Subsidiary Guaranty83
SECTION 8. EVENTS OF DEFAULT83
8.1. Events of Default83
SECTION 9. AGENTS86
9.1. Appointment of Agents86
9.2. Powers and Duties86
9.3. General Immunity86
9.4. Agents Entitled to Act as Lender88
9.5. Lenders’ Representations, Warranties and Acknowledgment88
9.6. Right to Indemnity88
9.7. Successor Administrative Agent89

mination of Guaranty	89
9.9. Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim90
9.10. Withholding Tax91
SECTION 10. MISCELLANEOUS91
10.1. Notices91
10.2. Expenses93
10.3. Indemnity93

‑Off	95

s	95
10.6. Successors and Assigns; Participations97
10.7. Independence of Covenants100
10.8. Survival of Representations, Warranties and Agreements100
10.9. No Waiver; Remedies Cumulative101
10.10. Marshalling; Payments Set Aside101
10.11. Severability101

Rights	101
10.13. Headings102
10.14. APPLICABLE LAW102

CONSENT TO JURISDICTION	102
10.16. WAIVER OF JURY TRIAL102
10.17. Confidentiality103
10.18. Usury Savings Clause104
10.19. Counterparts104
10.20. Effectiveness104
10.21. PATRIOT Act105
10.22. Electronic Execution of Assignments105

ry Duty	105

APPENDICES:	A Term Loan Commitments
B    Notice Addresses

SCHEDULE:        10.6    Competitors

EXHIBITS:        A‑1    Funding Notice
A‑2    Conversion/Continuation Notice
B    Term Loan Note
C    Assignment Agreement
D    Certificate re Non‑Bank Status
E    Counterpart Agreement

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT dated as of June 2, 2015 is entered into by and among AUDATEX NORTH AMERICA, INC., a Delaware corporation (the “Borrower”), SOLERA HOLDINGS, INC., a Delaware corporation (“Holdings”), and CERTAIN SUBSIDIARIES OF HOLDINGS, as Guarantors, the Lenders party hereto from time to time and GOLDMAN SACHS BANK USA (“Goldman Sachs”), as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”).
RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof; and
WHEREAS, subject to the terms and conditions set forth herein, the Lenders have agreed to extend Term Loans to the Borrower in an aggregate principal amount not to exceed $200,000,000.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.	DEFINITIONS AND INTERPRETATION
1.1.    Definitions
. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
“Accounting Change” as defined in Section 1.2.
“Acquisition” means the acquisition of all of the oustanding Equity Interests of DMEautomotive LLC, a Delaware limited liability company, by Mobile Productivity, LLC pursuant to the terms and conditions of the Acquisition Agreement.
“Acquisition Agreement” means the Membership Interest Purchase Agreement dated as of April 20, 2015 among Mobile Productivity, LLC, DMEautomotive LLC, AMG, LLC, JM Dealer Services, Inc., Holdings, DME Holdings, LLC and certain other parties.
“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (i) (a) in the case of a Eurodollar Rate Loan denominated in Dollars, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars displayed on the ICE LIBOR USD page of the Reuters Screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) is not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided, however, that notwithstanding the foregoing, the Adjusted Eurodollar Rate shall at no time be less than 0.75% per annum.
“Administrative Agent” as defined in the preamble hereto.
“Adverse Proceeding” means any action, suit, proceeding, hearing (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the actual knowledge of Holdings or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries), threatened against or affecting Holdings or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) or any property of Holdings or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries).
“Affected Lender” as defined in Section 2.18(b).
“Affected Loans” as defined in Section 2.18(b).
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Agent” means the Administrative Agent, the Syndication Agent, the Lead Arranger and their respective sub-agents.
“Agent Affiliates” as defined in Section 10.1(b).
“Aggregate Amounts Due” as defined in Section 2.17.
“Aggregate Payments” as defined in Section 7.2.
“Agreement” means this Credit and Guaranty Agreement dated as of June 2, 2015, as it may be amended, supplemented, restated or otherwise modified from time to time.
“Anti-Corruption Laws” as defined in Section 4.24.
“Applicable Margin” means:
(i)    with respect to Term Loans that are Eurodollar Rate Loans, 3.50% per annum, provided, however that such rate shall increase by 0.50% per annum at the end of the 90-day period following the Closing Date and shall increase by an additional 0.50% per annum at the end of each 90-day period thereafter; and
(ii)    with respect to Term Loans that are Base Rate Loans, 2.50% per annum, provided, however that such rate shall increase by 0.50% per annum at the end of the 90-day period following the Closing Date and shall increase by an additional 0.50% per annum at the end of each 90-day period thereafter.
“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to the Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Agents or to the lenders by means of electronic communications pursuant to Section 10.1(b).
“Asset Sale” means a sale, lease or sub‑lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than among the Credit Parties), in one transaction or a series of transactions, of all or any part of Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Equity Interests of any of Holdings’ Subsidiaries, other than inventory (or other assets) sold or leased in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued).
“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit C, with such amendments or modifications as may be approved by the Administrative Agent and the Borrower.
“Assignment Effective Date” as defined in Section 10.6(b).
“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction. Notwithstanding the foregoing, if such Sale and Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”
“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Bankruptcy Law” means the Bankruptcy Code or any similar federal or state law for the relief of debtors.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (iii) 1.75%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
“Base Rate Loan” means a Loan denominated in Dollars bearing interest at a rate determined by reference to the Base Rate.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Beneficiary” means each Agent and Lender.
“Board of Directors” means (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (2) with respect to a partnership, the Board of Directors of the general partner of the partnership, (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof, and (4) with respect to any other Person, the board or committee of such Person serving a similar function.
“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
“Borrower” as defined in the preamble hereto.
“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty
“Capital Stock” means:
(1) in the case of a corporation, corporate stock;
(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash” means money, currency or a credit balance in any demand or Deposit Account.
“Cash Equivalents” means (1) Dollars, or in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business; (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition; (3) certificates of deposit, time deposits, overnight bank deposits, bankers’ acceptances and eurodollar time deposits with maturities of one year or less from the date of acquisition, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000 and is a member of the Federal Reserve System; (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above or clause (6) below entered into with any financial institution meeting the qualifications specified in clause (3) above; (5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P (or carrying an equivalent rating by another nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments) at the time of acquisition thereof and, in each case, maturing within one year after the date of acquisition; (6) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either S&P or Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments; and (7) interests in any investment company or money market fund which invests at least 95% of the assets in instruments which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.
“Certificate re Non‑Bank Status” means a certificate substantially in the form of Exhibit D.
“Change of Control” means the occurrence of any of the following:
(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Holdings and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act));
(2) Holdings becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase or other acquisition of Beneficial Ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of Holdings;
(3) the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors; or
(4) the first day on which Holdings ceases to own, directly or through one or more Subsidiaries, 100% of the outstanding Equity Interests of the Borrower.
“Closing Date” means June 2, 2015.
“Commitment” means any Term Loan Commitment.
“Competitor” means any competitor (other than the Lead Arranger and its Affiliates and any Person that is a bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of business) of the Borrower listed on Schedule 10.6.
“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:
(1) provision for taxes based on income or profits, plus franchise or similar taxes, of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
(2) the Fixed Charges of such Person and its Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus
(3) any foreign currency translation losses (including losses relating to market-to-market of Indebtedness denominated in foreign currencies resulting from the application of GAAP, including pursuant to FAS No. 52) of such Person and its Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus
(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus
(5) all unusual or non-recurring charges, expenses or losses, including any restructuring charges or reserves (which, for the avoidance of doubt, may include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments and costs to consolidate facilities and relocate employees) and one-time costs incurred in connection with acquisitions after the date hereof, to the extent such charges, expenses and losses were deducted in computing such Consolidated Net Income; plus
(6) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will, in fact, be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption; plus
(7) net losses with respect to investments in any Person (other than a Subsidiary of Holdings) during such period to the extent that none of Holdings or any of its Subsidiaries contribute cash or Cash Equivalents to such Person in respect of such loss during such period; plus
(8) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, incurrence or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed and any charges or costs incurred during such period as a result of any such transaction, in each case whether or not successful; plus
(9) the amount of any expense for minority interests consisting of Subsidiary income attributable to minority Equity Interests of third parties in any Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus
(10) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment or conversion of Indebtedness or Hedging Obligations; plus
(11) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations; plus
(12) any net loss resulting from Hedging Obligations relating to currency exchange risk; minus
(13) any net gains resulting from Hedging Obligations relating to currency exchange risk; minus
(14) all unusual or non-recurring gains, to the extent such gains were included in computing such Consolidated Net Income; minus
(15) any foreign currency translation gains (including gains relating to market-to-market of Indebtedness denominated in foreign currencies resulting from the application of GAAP, including pursuant to FAS No. 52) of such Person and its Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus
(16) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of Preferred Stock dividends or accretion of Preferred Stock; provided that
(1) all net after-tax extraordinary gains or losses shall be excluded;
(2) the net income (and loss) of any Person that is not a Subsidiary of Holdings or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to Holdings or a Subsidiary of Holdings;
(3) the cumulative effect of a change in accounting principles will be excluded;
(4) unrealized gains and losses from Hedging Obligations will be excluded;
(5) any net after-tax gains or losses attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Borrower) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person shall be excluded;
(6) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs shall be excluded;
(7) the effect of any non-cash items resulting from any write-down, write-off or impairment of assets (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed), will be excluded;
(8) any increase in amortization or depreciation attributable to the write up of assets associated with the application of purchase accounting in relation to any consummated acquisition (including the impact on net income (loss) arising from earn outs and contingent consideration adjustments), net of taxes, will be excluded; and
(9) the amount of any restructuring charges or reserves (which, for the avoidance of doubt, may include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees) in an aggregate amount not to exceed $10,000,000 in any calendar year, will be excluded.
“Consolidated Net Tangible Assets” of any Person as of any date means the total assets of such Person and its Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Subsidiaries is available, minus all current liabilities of such Person and its Subsidiaries reflected on such balance sheet and minus total goodwill and other intangible assets of such Person and its Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with GAAP.
“Consolidated Secured Indebtedness” means, with respect to any specified Person as of any date, (a) the total amount of Indebtedness of such Person and its Subsidiaries as of the most recent consolidated balance sheet of such Person and its Subsidiaries that is available as of that date that is secured by a Lien on the assets or property of such specified Person or upon shares of Capital Stock or Indebtedness of any of its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, plus (b) the total amount of Capital Lease Obligations of such Person and its Subsidiaries as of the most recent consolidated balance sheet of such Person and its Subsidiaries that is available as of that date, as determined on a consolidated basis in accordance with GAAP, plus (c) the total amount of Attributable Debt in respect of Sale and Leaseback Transactions of such Person and its Subsidiaries as of such date.
“Consolidated Secured Leverage Ratio” means, with respect to any specified Person as of any date, the ratio of (a) the Consolidated Secured Indebtedness of such Person as of the most recent consolidated balance sheet of such Person and its Subsidiaries that is available as of that date, less the aggregate amount of cash and Cash Equivalents held by Holdings and its Subsidiaries at such date to (b) the Consolidated EBITDA of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available. In the event that the specified Person or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Consolidated Secured Indebtedness (other than ordinary working capital borrowings unless in connection with any repayment a corresponding permanent reduction in the commitment is effected) during the four-quarter reference period or subsequent to the most recent balance sheet date for which such Consolidated Secured Indebtedness is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Secured Leverage Ratio is made (the “Calculation Date”), then the Consolidated Secured Leverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of such Consolidated Secured Indebtedness and the use of the proceeds therefrom.
In addition, for purposes of calculating the Consolidated Secured Leverage Ratio:
(1) acquisitions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by the specified Person or any of its Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period; and
(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded.
For purposes of this definition, whenever pro forma effect is to be given to an investment, acquisition, disposition, merger or consolidation or discontinued operation or other specified action that occurred during the four-quarter reference period or after the end of the four-quarter reference period and on or prior to the Calculation Date and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of Holdings and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect (A) that have been realized, (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) that have been or are expected to be realized within twelve months after the date of such transaction or (D) that have been added to Consolidated EBITDA to calculate Adjusted EBITDA as set forth in the Offering Circular in footnote 5 under the caption “Offering Circular Summary—Summary Consolidated Historical Financial Data” (without duplication of amounts otherwise included in the calculation of Consolidated EBITDA) and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead; provided that, in each case, such adjustments are set forth in a certificate signed by Holdings’ chief financial officer and another Authorized Officer which states (i) the amount of such adjustment or adjustments, (ii) in the case of items (B) or (C) above, that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to this Agreement.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Holdings who:
(1) was a member of such Board of Directors on the Closing Date; or
(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Contributing Guarantors” as defined in Section 7.2.
“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A‑2.
“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit E delivered by a Credit Party pursuant to Section 5.10.
“Credit Date” means the date of a Credit Extension.
“Credit Document” means any of this Agreement, the Notes, if any, and all other documents, certificates, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith.
“Credit Extension” means the making of a Loan.
“Credit Party” means the Borrower and each Guarantor from time to time party to a Credit Document.
“Debt Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, administration, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Maturity Date. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Holdings and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Dollars” and the sign “$” mean the lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other fund or entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit, buys or invests in loans, securities or other financial assets; provided that Holdings and its Affiliates shall not be Eligible Assignees.
“Employee Benefit Plan” means any Pension Plan and any other “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan or Foreign Plan), which is or, solely if Holdings or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) could reasonably be expected to have any liability therefor within the past six years was, sponsored, maintained or contributed to by, or required to be contributed to by, Holdings or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries), or, with respect to employee benefit plans for which Holdings or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) could have any liability, any of their respective ERISA Affiliates.
“Environmental Claim” means any notice of violation, claim, action, suit, proceeding, demand, abatement order or other governmental order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other legally binding requirements of Governmental Authorities relating to (i) pollution or the protection or preservation of the environment and natural resources, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational or public safety and health (as they relate to exposure to Hazardous Materials), in any manner applicable to Holdings or any of its Subsidiaries or any Facility.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.
“ERISA Affiliate” means, as applied to any Person, (i) any corporation (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, any member (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person is a member.
“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30‑day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 or 430 of the Internal Revenue Code or Section 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure (other than by SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings, any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (ix) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to ERISA on the assets of Holdings or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) or a violation of Section 436 of the Code with respect to any Pension Plan, or (x) any event with respect to any Foreign Plan which is similar to any event described in any of subsections (i) through (ix) hereof.
“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Excluded Asset Sale Proceeds” as defined in the definition of “Net Asset Sale Proceeds.”
“Excluded Debt” as defined in Section 2.14(d).
“Excluded Debt Proceeds” as defined in the definition of “Net Debt Proceeds.”
“Excluded Equity Proceeds” as defined in the definition of “Net Equity Proceeds.”
“Excluded Insurance Proceeds” as defined in the definition of “Net Insurance/Condemnation Proceeds.”
“Excluded Subsidiary” means (i) any Subsidiary of Holdings that is an Immaterial Subsidiary and (ii) SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries.
“Event of Default” as defined in Section 8.1.
“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) or any of their respective predecessors or Affiliates (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries).
“Fair Share Contribution Amount” as defined in Section 7.2.
“Fair Share” as defined in Section 7.2.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (and any successor or future version thereof that is substantially comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by the Administrative Agent.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on June 30 of each calendar year.
“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:
(1) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates (but excluding the write-off of any deferred financing fees in connection with any refinancing of Indebtedness); plus
(2) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period; plus
(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries, whether or not such guarantee or Lien is called upon; plus
(4) all dividends, whether paid or accrued and whether or not in cash on any series of Preferred Stock of such Person or any of its Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Holdings (other than Disqualified Stock) or to Holdings or a Subsidiary of Holdings.
“Foreign Plan” means any employee benefit plan maintained by Holdings or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) that is mandated or governed by any law, rule or regulation of any Government Authority other than the United States, any State thereof or any other political subdivision thereof.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Funding Guarantors” as defined in Section 7.2.
“Funding Notice” means a notice substantially in the form of Exhibit A‑1.
“Funds Flow” as defined in Section 3.1(k).
“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, generally accepted accounting principles in the United States which are in effect on the date of this Agreement, except with respect to any reports or financial information required to be delivered pursuant to Section 5.1, which shall be prepared in accordance with GAAP as in effect on the date thereof, except as provided below. At any time after adoption of IFRS by the Borrower for its financial statements and reports for all financial reporting purposes, the Borrower may elect to apply IFRS for all purposes of this Agreement, in lieu of United States GAAP, and, upon any such election, references herein to GAAP shall be construed to mean IFRS as in effect from time to time; provided that (1) any such election once made shall be irrevocable (and shall only be made once), (2) all financial statements and reports required to be provided after such election pursuant to this Agreement shall be prepared on the basis of IFRS, and (3) from and after such election, all ratios, computations and other determinations (A) based on GAAP contained in this Agreement shall be computed in conformity with IFRS and (B) in this Agreement that require the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower shall give notice of any election to the Administrative Agent and the Lenders within 15 days of such election. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.
“Governmental Authority” means any foreign or domestic, federal, state, municipal, supranational, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
“Guaranteed Obligations” as defined in Section 7.1.
“Guarantor” means each of Holdings and each wholly-owned Domestic Subsidiary of Holdings indicated as a “Guarantor” on the signature pages hereto or in any Counterpart Agreement executed and delivered in accordance with the provisions of this Agreement, and each of each such Guarantor’s successors and assigns, in each case, until the Guaranty of such Person has been released in accordance with the provisions of this Agreement.
“Guaranty” means the Guarantee of each Guarantor set forth in Section 7.
“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the environment.
“Hazardous Materials Activity” means any past, current or proposed activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
(1) currency exchange, interest rate or commodity swap agreements (whether from fixed to floating or from floating to fixed), currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements;
(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and
(3) other agreements or arrangements designed to manage, hedge or protect such Person against fluctuations in currency exchange, interest rates or commodity prices.
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Holdings and its Subsidiaries, for the immediately preceding three Fiscal Years, that were filed with the SEC on Form 10-K, and (ii) the unaudited financial statements of Holdings and its Subsidiaries that were filed with the SEC on Form 10-Q for the most recent three Fiscal Quarters, in each case certified by the chief financial officer of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to the absence of footnote disclosure and changes resulting from audit and normal year-end adjustments.
“Holdings” as defined in the preamble hereto.
“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.
“Immaterial Subsidiary” means, as of any date, any Subsidiary whose total assets, as of that date, are less than $10,000,000 and whose total revenues for the most recent 12-month period do not exceed $5,000,000.
“Increased‑Cost Lenders” as defined in Section 2.22.
“Indebtedness” means, with respect to any specified Person, any indebtedness (including principal and premium) of such Person (excluding accrued expenses and trade payables), whether or not contingent:
(1) in respect of borrowed money;
(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(3) in respect of banker’s acceptances;
(4) representing Capital Lease Obligations;
(5) representing the deferred and unpaid balance of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or
(6) representing any interest rate Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset owned by the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business). Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include Contingent Obligations incurred in the normal course of business and not in respect of borrowed money.
“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary pursuant to Environmental Laws to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable out-of-pocket fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any out-of-pocket fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including the enforcement of the Guaranty)); or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.
“Indemnitee” as defined in Section 10.3.
“Indentures” means the July 2013 Indenture and the November 2013 Indenture.
“Intellectual Property” means the following that are owned by Holdings or any of its Subsidiaries: (i) any patents, trademarks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, know-how and other intellectual property rights and interest, whether registered or unregistered; and (ii) the benefit of applications to register and rights to use the above.
“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on June 30, 2015 through the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.
“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one‑, two‑, three‑ or six‑months, or to the extent acceptable to all applicable Lenders, twelve-months, in each case as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Closing Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of Term Loans shall extend beyond the Maturity Date.
“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
“Investment Grade” means (1) BBB- (with a stable outlook) or above, in the case of S&P (or its equivalent under any successor rating categories of S&P) and Baa3 (with a stable outlook) or above, in the case of Moody’s (or its equivalent under any successor rating categories of Moody’s), or (2) the equivalent in respect of the rating categories of any Rating Agencies
“Joint Venture” means, with respect to any Person, any partnership, corporation or other entity in which up to and including 50% of the Equity Interests is owned, directly or indirectly, by such Person and/or one or more of its Subsidiaries. A Joint Venture is not treated as a Subsidiary.
“July 2013 Indenture” means the Indenture dated as of July 2, 2013 among the Borrower, as issuer, the Guarantors (as defined therein) and U.S. Bank National Association, as trustee, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.
“Lead Arranger” means Goldman Sachs Bank USA acting in its capacity as sole lead arranger and sole bookrunner hereunder.
“Lender” means each Lender with a Commitment or Loan hereunder.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.
“Loan” means a Term Loan.
“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.
“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets or financial condition of Holdings and its Subsidiaries taken as a whole (after taking into account any applicable insurance and any applicable indemnification, to the extent the relevant indemnitors and insurers have acknowledged coverage); (ii) the ability of the Credit Parties, taken as a whole, to fully and timely perform their Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a material Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender under any material Credit Document.
“Maturity Date” means the earlier of (a) the 364th day after the Closing Date and (b) the date on which all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.
“Moody’s” means Moody’s Investor Services, Inc.
“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.
“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.
“Net Asset Sale Proceeds” means, with respect to any Asset Sale (other than an Asset Sale consisting of an operating lease (as determined in accordance with GAAP), where one or more of the Borrower or a Guarantor is acting as lessor, entered into in the ordinary course of business), an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Holdings or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale and customary and reasonable fees, legal fees, brokerage fees, commissions, costs and other expenses, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale, in each case in excess of $25,000,000 per such Asset Sale (such Cash payments equal to or less than $25,000,000 per such Asset Sale being referred to herein as “Excluded Asset Sale Proceeds”); provided that to the extent the aggregate amount of Excluded Asset Sale Proceeds exceeds, together with the aggregate amount of Excluded Debt Proceeds, Excluded Equity Proceeds and Excluded Insurance Proceeds, $200,000,000 in the aggregate, then the amount of such excess Excluded Asset Sale Proceeds shall constitute Net Asset Sale Proceeds.

“Net Debt Proceeds” means Cash proceeds received from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries, net of underwriting discounts, debt issuance and commitment fees and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, in each case in excess of $25,000,000 per such incurrence (such Cash proceeds equal to or less than $25,000,000 per such incurrence and that would be required pursuant to Section 2.14(d) to be applied to prepayment of the Loans if such amount were to exceed $25,000,000 being referred to herein as “Excluded Debt Proceeds”; provided that for the avoidance of doubt, “Excluded Debt Proceeds” shall not include the proceeds of Excluded Debt); provided that to the extent the aggregate amount of Excluded Debt Proceeds exceeds, together with the aggregate amount of Excluded Asset Sale Proceeds, Excluded Equity Proceeds and Excluded Insurance Proceeds, $200,000,000 in the aggregate, then the amount of such excess Excluded Debt Proceeds shall constitute Net Debt Proceeds.

“Net Equity Proceeds” means an amount equal to any Cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, Holdings or any of its Subsidiaries (other than pursuant to any employee stock or stock option compensation plan), net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, in each case in excess of $25,000,000 per such capital contribution or issuance (such Cash proceeds equal to or less than $25,000,000 per such capital contribution or issuance being referred to herein as “Excluded Equity Proceeds”); provided that to the extent the aggregate amount of Excluded Equity Proceeds exceeds, together with the aggregate amount of Excluded Asset Sale Proceeds, Excluded Debt Proceeds and Excluded Insurance Proceeds, $200,000,000 in the aggregate, then the amount of such excess Excluded Equity Proceeds shall constitute Net Equity Proceeds.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any property or casualty insurance policy (but, for the avoidance of doubt, not including any business interruption policy) in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including Taxes payable as a result of any gain recognized or otherwise in connection therewith and (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the assets subject to the events described in clauses (i)(a) and (b) above that is required to be repaid under the terms thereof, in each case in excess of $25,000,000 per such event of loss, taking or sale (such Cash payments or proceeds equal to or less than $25,000,000 per such event of loss, taking or sale and that would be required, pursuant to Section 2.14(b), to be applied to prepayment of the Loans if such amount were to exceed $25,000,000 per such event of loss, taking or sale being referred to herein as “Excluded Insurance Proceeds”; provided that for the avoidance of doubt, “Excluded Insurance Proceeds” shall not include any payments or proceeds that are invested in accordance with the proviso to Section 2.14(b)); provided that to the extent the aggregate amount of Excluded Insurance Proceeds exceeds, together with the aggregate amount of Excluded Asset Sale Proceeds, Excluded Debt Proceeds and Excluded Equity Proceeds, $200,000,000 in the aggregate, then the amount of such excess Excluded Insurance Proceeds shall constitute Net Insurance/Condemnation Proceeds.
“Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.
“Non‑US Lender” as defined in Section 2.20(d).
“Note” means a Term Loan Note.
“Notice” means a Funding Notice or a Conversion/Continuation Notice.
“November 2013 Indenture” means the Indenture dated as of November 5, 2013 among the Borrower, as issuer, the Guarantors (as defined therein) and U.S. Bank National Association, as trustee, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.
“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to the Agents (including former Agents), the Lenders or any of them, under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.
“Obligee Guarantor” as defined in Section 7.7.
“Offering Circular” means the Offering Circular dated October 17, 2013, relating to the offering of Senior Notes under the November 2013 Indenture.
“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary, or any equivalent, of Holdings or the Borrower.
“Officers’ Certificate” means a certificate signed on behalf of the Borrower by two Officers of the Borrower, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer, or the equivalent, of the Borrower.
“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by‑laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended and (v) with respect to any Foreign Subsidiary, the equivalent thereof in its jurisdiction of incorporation or organization. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official including an official of a non-U.S. government, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official in such official’s relevant jurisdiction.
“Participant” as defined in Section 10.6(h).
“Participant Register” as defined in Section 10.6(h).
“PATRIOT Act” as defined in Section 3.1(l).
“Payment Default” as defined in Section 8.1(e)(i).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
“Permitted Bank Indebtedness” means any Indebtedness and associated Debt Obligations of Holdings or any Subsidiary of Holdings pursuant to one or more credit facilities with banks or other lenders providing for revolving credit loans or the issuance of letters of credit or bankers’ acceptances or the like and Guarantees of such Indebtedness by Holdings or any Subsidiary of Holdings; provided that the aggregate principal amount of such Permitted Bank Indebtedness at any time outstanding does not exceed $100,000,000.
“Permitted Liens” means:
(1) Liens securing Indebtedness on any Principal Property existing at the time of its acquisition and Liens created contemporaneously with or within 270 days after (or created pursuant to firm commitment financing arrangements obtained within that period) the later of (a) the acquisition or completion of construction or completion of reconstruction, renovation, remodeling, expansion or improvement (each, an “improvement”) of such Principal Property or (b) the placing in operation of such Principal Property after the acquisition or completion of any such construction or improvement;
(2) Liens on property or assets or shares of Capital Stock or Indebtedness of a Person existing at the time it is merged, combined or amalgamated with or into or consolidated with, or its assets or Capital Stock are acquired by, Holdings or any of its Subsidiaries or it otherwise becomes a Subsidiary of Holdings; provided, however, that in each case (a) the Indebtedness secured by such Lien was not incurred in contemplation of such merger, combination, amalgamation, consolidation, acquisition or transaction in which such Person becomes a Subsidiary of Holdings and (b) such Lien extends only to the Capital Stock and assets of such Person (and Subsidiaries of such Person) and/or to property other than Principal Property or the Capital Stock or Indebtedness of any Subsidiary of Holdings;
(3) Liens securing Indebtedness in favor of Holdings and/or one or more of its Subsidiaries;
(4) Liens in favor of or required by a governmental unit in any relevant jurisdiction, including any departments or instrumentality thereof, to secure payments under any contract or statute, or to secure debts incurred in financing the acquisition or construction of or improvements or alterations to property subject thereto;
(5) Liens in favor of any customer arising in respect of and not exceeding the amount of performance deposits and partial, progress, advance or other payments by that customer for goods produced or services rendered to that customer in the ordinary course of business and consignment arrangements (whether as consignor or as consignee) or similar arrangements for the sale or purchase of goods in the ordinary course of business;
(6) Liens existing on the Closing Date;
(7) Liens to secure any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements), in whole or in part, of any Indebtedness secured by Liens referred to in clauses (1) through (6) above or clauses (10) or (21) below or Liens created in connection with any amendment, consent or waiver relating to such Indebtedness, so long as (a) such Lien is limited to (i) all or part of substantially the same property which secured the Lien extended, renewed, refinanced, refunded or replaced and/or (ii) property other than Principal Property or the Capital Stock or Indebtedness of any Subsidiary of Holdings and (b) the amount of Indebtedness secured is not increased (other than by the amount equal to any costs, expenses, premiums, fees or prepayment penalties incurred in connection with any extension, renewal, refinancing, refunding or replacement);
(8) Liens in respect of cash in connection with the operation of cash management programs and Liens associated with the discounting or sale of letters of credit and customary rights of set off, banker’s Lien, revocation, refund or chargeback or similar rights under deposit disbursement, concentration account agreements or under the Uniform Commercial Code or arising by operation of law;
(9) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing or effecting a satisfaction and discharge of any Indebtedness of Holdings or any of its Subsidiaries, and legal or equitable encumbrances deemed to exist by reason of negative pledges
(10) Liens securing Indebtedness in an aggregate principal amount not to exceed, as of the date such Indebtedness is incurred, the amount that would cause the Consolidated Secured Leverage Ratio (excluding, for cash netting purposes, the net cash proceeds of such Indebtedness) of Holdings to be greater than 3.75 to 1.00 as of such date of incurrence;
(11) Liens securing Permitted Bank Indebtedness;
(12) Liens imposed by law, such as carriers’, warehousemen’s and mechanic’s Liens and other similar Liens arising in the ordinary course of business, Liens in connection with legal proceedings and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;
(13) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;
(14) Liens to secure the performance of bids, trade or commercial contracts, government contracts, purchase, construction, sales and servicing contracts (including utility contracts), leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and to secure letters of credit, Guarantees, bonds or other sureties given in connection with the foregoing or in connection with workers’ compensation, unemployment insurance or other types of social security or similar laws and regulations;
(15) licenses of intellectual property of Holdings and its Subsidiaries granted in the ordinary course of business;
(16) Liens with respect to the assets of a Foreign Subsidiary incurred by such Foreign Subsidiary pursuant to clause (9) of Section 6.1;
(17) Liens on stock, partnership or other Equity Interests in any Joint Venture of Holdings or any of its Subsidiaries or in any Subsidiary of Holdings that owns an Equity Interest in a Joint Venture to secure Indebtedness contributed or advanced solely to that Joint Venture; provided that, in each case, the Indebtedness secured by such Lien is not secured by a Lien on any other property of Holdings or any Subsidiary of Holdings;
(18) Liens and deposits securing netting services, business credit card programs, overdraft protection and other treasury, depository and cash management services or incurred in connection with any automated clearing-house transfers of funds or other fund transfer or payment processing services;
(19) Liens on insurance policies and the proceeds thereof incurred in connection with the financing of insurance premiums;
(20) easements, rights of way, minor encroachments, protrusions, municipal and zoning and building ordinances and similar charges, encumbrances, title defects or other irregularities, governmental restrictions on the use of property or conduct of business, and Liens in favor of governmental authorities and public utilities, that do not materially interfere with the ordinary course of business of Holdings and its Subsidiaries, taken as a whole; or
(21) other Liens, in addition to those permitted in clauses (1) through (20) above, securing Indebtedness having an aggregate principal amount (including all outstanding Indebtedness incurred pursuant to clause (7) above to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (21)), measured as of the date of the incurrence of any such Indebtedness (after giving pro forma effect to the application of the proceeds therefrom), taken together with the amount of (a) all Attributable Debt of Holdings and its Subsidiaries at that time outstanding relating to Sale and Leaseback Transactions permitted under Section 6.11 and (b) the aggregate principal amount of all Subsidiary Debt at that time outstanding, not to exceed 15% of the Consolidated Net Tangible Assets of Holdings measured as of the date any such Indebtedness is incurred (after giving pro forma effect to the application of the proceeds therefrom and any transaction in connection with which such Indebtedness is being incurred).
For purposes of clauses (10) and (21) above, (a) with respect to any revolving credit facility secured by a Lien, the full amount of Indebtedness that may be borrowed thereunder will be deemed to be incurred at the time any revolving credit commitment thereunder is first extended or increased and will not be deemed to be incurred when such revolving credit facility is drawn upon and (b) if a Lien by Holdings or any of its Subsidiaries is granted to secure Indebtedness that was previously unsecured, such Indebtedness will be deemed to be incurred as of the date such Indebtedness is secured. Any Lien permitted under clauses (1) through (21) above that secures Indebtedness shall also be permitted to secure any Debt Obligations associated with such Indebtedness.
“Permitted Refinancing Indebtedness” means any Indebtedness of any Subsidiary of Holdings issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Subsidiary Debt; provided that:
(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Subsidiary Debt renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Subsidiary Debt the amount of all fees and expenses, including premiums, incurred in connection therewith);
(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the remaining Weighted Average Life to Maturity of, the Subsidiary Debt being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the Maturity Date;
(3) if the Subsidiary Debt being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Subsidiary Debt being renewed, refunded, refinanced, replaced, defeased or discharged; and
(4) such Subsidiary Debt is incurred either by the Subsidiary of Holdings that was the obligor on the Subsidiary Debt being renewed, refunded, refinanced, replaced, defeased or discharged or any other Subsidiary that guaranteed such Subsidiary Debt and is guaranteed only by Persons who were obligors on such Subsidiary Debt.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Platform” as defined in Section 5.1(j).
“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.
“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
“Principal Office” means, for the Administrative Agent, the Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as the Administrative Agent may from time to time designate in writing to the Borrower and each Lender.
“Principal Property” means, with respect to any Person, all of such Person’s interests in any kind of property or asset (including the Capital Stock in and other securities of any other Person), except such as the Board of Directors of Holdings by resolution determines in good faith (taking into account, among other things, the materiality of such property to the business, financial condition and earnings of Holdings and its Subsidiaries taken as a whole) not to be material to the business of Holdings and its Subsidiaries, taken as a whole.
“Private-Side Information” means any information with respect to Holdings and its Subsidiaries that is not Public-Side Information.
“Pro Rata Share” means, with respect to all payments, computations and other matters relating to the Term Loan of any Lender and for all other purposes with respect to any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders.
“Public Lenders” means Lenders that do not wish to receive Private-Side Information.
“Public-Side Information” means information that is either (x) of a type that would be made publicly available if Holdings or any of its Subsidiaries were issuing securities pursuant to a public offering or (y) not material non-public information (for purposes of United States federal, state or other applicable securities laws).
“Rating Agencies” means (1) S&P and Moody’s or (2) if S&P or Moody’s or both of them are not making ratings publicly available, a nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2) under the Exchange Act, as the case may be, selected by the Borrower, which will be substituted for S&P or Moody’s or both, as the case may be.
“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.
“Register” as defined in Section 2.7(b).
“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.
“Regulation FD” means Regulation FD as promulgated by the SEC under the Securities Act and Exchange Act as in effect from time to time.
“Related Agreements” means the Acquisition Agreement and each other document and instrument executed with respect thereto.
“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the migration of any Hazardous Material through the air, soil, surface water or groundwater.
“Replacement Lender” as defined in Section 2.22.
“Required Prepayment Date” as defined in Section 2.15(c).
“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure representing more than 50% of the aggregate Term Loan Exposure of all Lenders.
“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings or the Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or the Borrower now or hereafter outstanding, except in a Cash-free, tax-free reorganization; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings or the Borrower now or hereafter outstanding.
“Restriction” as defined in Section 2.14(g).
“Reversion Date” as defined in Section 6.12.
“S&P” means Standard & Poor’s Ratings Group.
“Sale and Leaseback Transaction” as defined in Section 6.11.
“Sanctions” as defined in Section 4.24.
“Sanctions Laws” as defined in Section 4.24.
“SEC” means the Securities and Exchange Commission (or successors thereto or agencies with similar functions).
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Senior Notes” means any notes issued from time to time pursuant to an Indenture.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Agreement.
“Solvent” means, means, with respect to all Credit Parties, taken as a whole, that as of the date of determination, (a) the sum of the Credit Parties’ debt (including contingent liabilities) does not exceed the present fair saleable value, taken on a going concern basis of such Credit Parties’ present assets; (b) such Credit Parties’ capital is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) the Credit Parties have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise), in each case, as determined exclusively under the Bankruptcy Code, including judicial and administrative interpretation thereunder. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“SRS” means SRS Investment Holdings, Inc., as the ultimate parent company of Service Repair Solutions, Inc. or any other entity whose sole purpose is to hold, directly or indirectly, 100% of the outstanding Equity Interests of Service Repair Solutions, Inc. or its successors.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Agreement, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“subsidiary” means, with respect to any specified Person: (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person (or a combination thereof); and (2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interest or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Wholly Owned subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Subsidiary” means, unless the context otherwise requires, a subsidiary of Holdings.
“Subsidiary Debt” as defined in Section 6.1.
“Subsidiary Guarantor” means any Subsidiary of Holdings that guarantees the Obligations.
“Suspension Date” has the meaning assigned thereto in Section 6.12.
“Suspension Period” has the meaning assigned thereto in Section 6.12.
“Suspended Provisions” has the meaning assigned thereto in Section 6.12.
“Syndication Agent” means Goldman Sachs Bank acting in such capacity hereunder.
“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed including any interest, additions to tax or penalties applicable thereto; provided, “Tax on the overall net income” of a Person shall be construed as a reference to Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed on that Person (and/or, in the case of a Lender, its applicable lending office) as a result of a present or former connection between that Person and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from that Person having executed, delivered, become a party to, performed its obligations under, received a payment under, engaged in any other transaction pursuant to or enforced this Agreement or any other Loan or Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Term Loan” means a term loan made by a Lender to the Borrower pursuant to Section 2.1(a).
“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan and “Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Term Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $200,000,000.
“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender.
“Term Loan Note” means a promissory note in the form of Exhibit B, as it may be amended, supplemented or otherwise modified from time to time.
“Terminated Lender” as defined in Section 2.22.
“Total Assets” means the total consolidated assets of Holdings and its Subsidiaries, on a consolidated basis, as shown on the most recent balance sheet of Holdings, calculated in accordance with GAAP.
“Type of Loan” means a Base Rate Loan or a Eurodollar Rate Loan.
“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(2) the then outstanding principal amount of such Indebtedness.
“Wholly Owned” subsidiary of any Person means a subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned subsidiaries of such Person or by such Person and one or more Wholly Owned subsidiaries of such Person.
1.2.    Accounting Terms
. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. In the event that any Accounting Change (as defined below) results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower and the Requisite Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of certified Public Accountants or, if applicable, the SEC and any European equivalent accounting standards board. After the Closing Date, for the purposes of the definition of “Capital Lease Obligations”, operating leases that are required to be reclassified as capital leases as a result of any change in GAAP shall remain classified as operating leases and shall not be included within the definition of “Capital Lease Obligations”.
1.3.    Interpretation, etc.
Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. References to the “Lead Arranger,” any “Agent,” the “Administrative Agent,” any “Credit Party,” any “Lender,” any “obligor,” any “Party” or any other persons shall be construed so as to include successors in title, permitted assigns and permitted transferees. References to “assets” include present and future properties, revenues and rights of every description. Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Subsidiaries. References to a “Credit Document” or any other agreement or instrument is a reference to that Credit Document or other agreement or instrument as amended, novated, supplemented, extended or restated, strictly in accordance with the terms thereof. The terms lease and license shall include sub-lease and sub-license, as applicable.

SECTION 2.	LOANS
2.1.    Term Loans
.
(a)    Term Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Term Loan to the Borrower in an amount equal to such Lender’s Term Loan Commitment. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Maturity Date. Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Term Loan Commitment on such date.
(b)    Borrowing Mechanics for Term Loans.
(i)    The Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than (x) one Business Day prior to the Closing Date with respect to Base Rate Loans and (y) three days prior to the Closing Date with respect to Eurodollar Rate Loans (in each case or such shorter period as may be acceptable to Administrative Agent). Promptly upon receipt by the Administrative Agent of such Funding Notice, the Administrative Agent shall notify each Lender of the proposed borrowing.
(ii)    Each Lender shall make its Term Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by the Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Term Loans available to the Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Term Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower as designated in writing to the Administrative Agent by the Borrower.
2.2.    [Reserved]
.
2.3.    [Reserved]
.
2.4.    [Reserved]
.
2.5.    Pro Rata Shares; Availability of Funds.
(a)    Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.
(b)    Availability of Funds. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify Borrower and Borrower shall promptly pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.
2.6.    Use of Proceeds. The proceeds of the Term Loans made on the Closing Date shall be applied by the Borrower to finance the consideration for the Acquisition and to pay related fees and expenses. Any remaining proceeds of the Term Loans made on the Closing Date shall be applied by the Borrower exclusively for working capital and general corporate purposes (including to fund acquisitions) of Holdings and its Subsidiaries. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.
2.7.    Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)    Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
(b)    Register. The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at the Principal Office a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Borrower’s Obligations in respect of any Loan. The Borrower hereby designates Goldman Sachs to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.7, and the Borrower hereby agrees that, to the extent Goldman Sachs serves in such capacity, Goldman Sachs and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”
(c)    Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan.
2.8.    Interest on Loans
.
(a)    Except as otherwise set forth herein, the Term Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
(1)    if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or
(2)    if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.
(b)    The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by the Borrower and notified to the Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.
(c)    In connection with Eurodollar Rate Loans there shall be no more than five Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then‑current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.
(d)    Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365‑day or 366‑day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360‑day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan, the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
(e)    Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.
2.9.    Conversion/Continuation
.
(a)    Subject to Section 2.18 (and, if a Default or Event of Default shall have occurred and then be continuing, the Administrative Agent has not provided notice to the contrary), the Borrower shall have the option:
(i)    to convert at any time all or any part of any Term Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless the Borrower shall pay all amounts due under Section 2.18 in connection with any such conversion; or
(ii)    upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $500,000 in excess of each applicable amount as a Eurodollar Rate Loan in excess of that amount as a Eurodollar Rate Loan.
(b)    The Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.
2.10.    Default Interest
. Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a) or Section 8.1(b), the principal amount of all Loans and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts overdue in accordance with Section 8.1(a) or Section 8.1(b) hereunder, shall thereafter bear interest (including post‑petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.
2.11.    Fees
. The Borrower agrees to pay to the Agents such fees in the amounts and at the times separately agreed upon.
2.12.    Repayment of Term Loans
. The Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date.

2.13.    Voluntary Prepayments/Commitment Reductions
.
(a)    Voluntary Prepayments.
(i)    Any time and from time to time, the Borrower may prepay any Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.
(ii)    All such prepayments shall be made:

(1)	upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(2)	upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans;
in each case given to the Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such telephonic or original notice for Term Loans by telefacsimile or telephone to each Lender). Any such voluntary prepayment shall be applied as specified in Section 2.15(a).
2.14.    Mandatory Prepayments/Commitment Reductions
.
(a)    Asset Sales. No later than three Business Days following the date of receipt by Holdings or any of its Subsidiaries (other than Excluded Subsidiaries) of any Net Asset Sale Proceeds, the Borrower shall, subject to Section 2.14(g), prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest Net Asset Sale Proceeds within one hundred eighty days of receipt thereof in assets of the general type used or useful in the business of Holdings and its Subsidiaries.
(b)    Insurance/Condemnation Proceeds. No later than three Business Days following the date of receipt by Holdings or any of its Subsidiaries (other than Excluded Subsidiaries), or the Administrative Agent, as loss payee, of any Net Insurance/Condemnation Proceeds, the Borrower shall, subject to Section 2.14(g), prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest such Net Insurance/Condemnation Proceeds within one hundred eighty days of receipt thereof in long term productive assets of the general type used or useful in the business of Holdings and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof.
(c)    Issuance of Equity Securities. On the date of receipt by Holdings or any of its Subsidiaries (other than Excluded Subsidiaries) of any Net Equity Proceeds, the Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 100% of such Net Equity Proceeds.
(d)    Issuance of Debt. On the date of receipt by Holdings or any of its Subsidiaries (other than Excluded Subsidiaries) of any Net Debt Proceeds (other than any such Net Debt Proceeds constituting (i) the proceeds of ordinary course working capital financings, (ii) the proceeds of ordinary course purchase money Indebtedness (excluding, for the avoidance of doubt, any such purchase money Indebtedness the proceeds of which are used to acquire (a) all or substantially all of the assets of, all or any portion of the Equity Interests of, or a business line or unit or a division of, any Person or (b) any Equity Interests of SRS), (iii) the proceeds of Capital Lease Obligations in aggregate amount less than or equal to $50,000,000 in the aggregate over the term of this Agreement) or (iv) earn-outs, holdbacks or escrow arrangements in connection with any acquisition, joint venture or other investment permitted hereunder (any Indebtedness described in the foregoing clauses (i) through (iv), “Excluded Debt”)), the Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 100% of such Net Debt Proceeds.
(e)    [Reserved].
(f)    [Reserved].
(g)    Limitations on Prepayments. The prepayments of the Loans pursuant to Sections 2.14(a) through 2.14(e) shall be subject to (i) permissibility under local law relating to financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of Holdings or its applicable Subsidiary, and (ii) restrictions in its material Organizational Documents (including as a result of minority ownership) (each restriction referred to in clauses (i) and (ii), a “Restriction”). Further, there will be no requirement to make any such prepayment where Holdings, any of its Subsidiaries or any of their Affiliates can demonstrate to the Lenders that it would incur a material Tax liability by doing so, including a material deemed dividend pursuant to Section 956 of the Internal Revenue Code. The non-application and nonpayment of any prepayment amounts pursuant to Sections 2.14(a) through (e) as a consequence of this Section 2.14(g) will not, for the avoidance of doubt, constitute an Event of Default, and such pre-payment amounts shall be available for working capital purposes of Holdings and its Subsidiaries as long as not required to be prepaid in accordance with the following provisions. Holdings and the Guarantors will use and shall procure that any of their Subsidiaries will use all commercially reasonable efforts to overcome or eliminate any Restrictions and/or minimize any such costs of prepayment and/or use the other Cash resources of Holdings and its Subsidiaries (subject to the considerations above) to make the relevant prepayment. If at any time within one year of a prepayment being forgiven due to a Restriction, such Restriction is removed, any relevant proceeds will at the end of the then current Interest Period (or, if Base Rate Loans are then outstanding, immediately) be applied in accordance with the applicable prepayment provision above (net of any reasonable costs, expenses or taxes incurred by Holdings and its Subsidiaries or any of their Affiliates and arising exclusively as a result of compliance with the preceding sentence, and Holdings and its Subsidiaries shall be permitted to make, directly or indirectly, a dividend or distribution to its Affiliates in an amount sufficient to cover such tax liability, costs or expenses).
(h)    Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.14(a) through 2.14(e), the Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds. In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.
2.15.    Application of Prepayments/Reductions
.
(a)    Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied to prepay the Term Loans of the Borrower on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).
(b)    Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Sections 2.14(a) through 2.14(e) shall be applied to prepay Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).
(c)    Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Any prepayment of Term Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.18(c).
2.16.    General Provisions Regarding Payments
.
(a)    All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars, in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Principal Office designated by the Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.
(b)    All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.
(c)    The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by the Administrative Agent.
(d)    Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.
(e)    Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.
(f)    The Borrower hereby authorizes, upon the request of the Borrower (provided such request shall not be required if there is a Default or Event of Default continuing), the Administrative Agent to charge the Borrower’s accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).
(g)    The Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non‑conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non‑conforming. Any non‑conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a) or Section 8.1(b). Interest shall continue to accrue on any principal as to which a non‑conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.
(h)    If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied as follows: first, to the payment of all fees, costs and expenses incurred by the Administration Agent in its capacity as the Administrative Agent (including fees, costs and expenses of counsel to the Administrative Agent) that are reimbursable pursuant to the terms of this Agreement, and all amounts for which the Administrative Agent is entitled to indemnification hereunder or under any of the other Credit Documents in its capacity as the Administrative Agent; second, to the extent of any excess of such payments or proceeds, to the payment of all outstanding accrued and unpaid interest for the ratable benefit of the Lenders; third, to the extent of any excess of such payments or proceeds, to the payment of all other Obligations for the ratable benefit of the Beneficiaries; and fourth, to the extent of any excess of such payments or proceeds, to the payment to or upon the order of the applicable Credit Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
2.17.    Ratable Sharing
. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set‑off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code or any other applicable legislation, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set‑off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.
2.18.    Making or Maintaining Eurodollar Rate Loans
.
(a)    Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans (other than those where the interest rate can be determined in accordance with clause (b) of the definition of Adjusted Eurodollar Rate) until such time as the Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower.
(b)    Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.
(c)    Compensation for Breakage or Non‑Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable actual out-of-pocket losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any actual out-of-pocket loss, expense or liability sustained by such Lender in connection with the liquidation or re‑employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower.
(d)    Booking of Eurodollar Rate Loans. Subject to Sections 2.20 and 2.21, any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.
(e)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, pursuant to Sections 2.18 or 2.19 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
2.19.    Increased Costs; Capital Adequacy
.
(a)    Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule, regulation or order was issued or enacted prior to the date hereof), including the introduction of any new law, treaty or governmental rule, regulation or order but excluding solely proposals thereof, or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or (B) any guideline, request or directive by any central bank or other governmental or quasi‑governmental authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof: (i) subjects such Lender (or its applicable lending office) or any company controlling such Lender to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of “Adjusted Eurodollar Rate”) or any company controlling such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
(b)    Capital Adequacy Adjustment. In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the adoption, effectiveness, phase‑in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such adoption, effectiveness, phase‑in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy), then from time to time, within five Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after‑tax basis for such reduction. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (a) and (b) of this Section 2.19 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.
2.20.    Taxes; Withholding, etc.
(a)    Payments to Be Free and Clear. Subject to Section 2.20(b), all sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority or any political subdivision or taxing authority thereof or therein.
(b)    Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any Tax (other than a Tax on the overall net income) from any sum paid or payable by any Credit Party to the Administrative Agent or any Lender under any of the Credit Documents: (i) the Borrower shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as reasonably possible after the Borrower becomes aware of it; (ii) the Credit Parties shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the relevant due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which any deduction or withholding has been made, the applicable Credit Party shall deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent of such deduction, withholding or payment and of the remittance thereof to the relevant tax or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above that are (a) a Tax on the overall net income of such Lender, (b) United States federal withholding taxes imposed on amounts payable to such Lender under the Loans at the time such Lender becomes a party to this Agreement (or designates a new lending office) except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Credit Parties with respect to Taxes pursuant to this Section 2.20, (c) attributable to such Lender’s failure to comply with Section 2.20(d) or (d) imposed under FATCA.
(c)    Payment of Other Taxes. In addition, the Credit Parties shall pay any and all present or future stamp or documentary, intangible, recording, filing or similar taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document to the relevant Governmental Authority in accordance with applicable law.
(d)    Evidence of Exemption From U.S. Withholding Tax. Each Lender making a loan to the Borrower that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to the Administrative Agent for transmission to the Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8EXP, W-8ECI and/or W-8IMY (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code or reasonably requested by the Borrower or the Administrative Agent to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and is relying on the so-called “portfolio interest exemption,” a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E and/or W-8IMY (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code or reasonably requested by the Borrower or the Administrative Agent to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. If any Lender provides an Internal Revenue Service Form W-8IMY, such Lender must also attach the additional documentation that must be transmitted with Internal Revenue Service Form W-8IMY, including the appropriate forms described in this Section 2.20(d). Each Lender making a Loan to the Borrower that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) and is not a person whose name indicates that it is an “exempt recipient” (as such term is defined in Section 1.6049-4(c)(ii) of the United States Treasury Regulations) shall deliver to the Borrower and the Administrative Agent on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrower and the Administrative Agent (each in the reasonable exercise of its discretion) two original copies of Internal Revenue Service Form W-9 (or successor forms). Notwithstanding anything to the contrary contained herein, a Non-US Lender shall not be required to deliver any form or statement pursuant to this Section 2.20(d) that such Non-US Lender is not legally able to deliver. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(d) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to the Administrative Agent for transmission to the Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8EXP, W-8ECI, W-8IMY or W-9, or a Certificate re Non Bank Status and two original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8IMY (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code or reasonably requested by the Borrower or the Administrative Agent to confirm or establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence. The Credit Parties shall not be required to pay any additional amount to any Non-US Lender under Section 2.20(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence required by this Section 2.20(d), or (2) to notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first and second sentences of this Section 2.20(d) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(d) shall relieve the Credit Parties of their obligation to pay any additional amounts pursuant this Section 2.20 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.
(e)    The Administrative Agent shall provide the Borrower with two duly completed copies of Internal Revenue Service Form W-9 certifying that it is exempt from U.S. federal backup withholding.
(f)    Credit Party Indemnification for Failure to Pay Required Taxes, etc. If the Credit Parties fail to pay (or cause to be paid) any Taxes pursuant to Section 2.20(b)(ii) or (c) when due to the appropriate tax authority or fail to remit to the Administrative Agent the required receipts or other required documentary evidence, the Credit Parties shall indemnify the Administrative Agent and the Lenders for any incremental Taxes that may become payable by the Administrative Agent or any Lender as a result of any such failure. Payment under this indemnification must be made within fifteen days from the date any the Administrative Agent or any Lender or any of their respective Affiliates makes written demand therefore accompanied by appropriate evidence of the Tax and its payment.
(g)    Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or other taxes (as described in Section 2.20(c)) as to which it has been indemnified by a Credit Party or with respect to which the Credit Party has paid additional amounts pursuant to this Section, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Party under this Section with respect to the Taxes or other taxes (as described in Section 2.20(c)) giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as applicable, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Credit Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Setion 2.20(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.20(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.
(h)    FATCA. If a payment made to a Lender under any Credit Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.20(h), “FATCA” shall include any amendments made to FATCA after the Closing Date that are not already included in the definition of “FATCA”.
2.21.    Obligation to Mitigate
. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.
2.22.    Removal or Replacement of a Lender
. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased‑Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Borrower’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non‑Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased‑Cost Lender or Non‑Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender or a Non-Consenting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of an amount equal to the principal of, and all accrued but unpaid interest on, all outstanding Loans of the Terminated Lender; and (2) on the date of such assignment, the Credit Parties shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20; or otherwise as if it were a prepayment. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

SECTION 3.	CONDITIONS PRECEDENT
3.1.    Closing Date
. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:
(a)    Credit Documents. The Administrative Agent shall have received each Credit Document, originally executed and delivered by each applicable Credit Party.
(b)    Organizational Documents; Incumbency. The Administrative Agent shall have received, in respect of each Credit Party, (i) the Organizational Documents of such Credit Party and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Credit Party; (iii) resolutions of the Board of Directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation, each dated the Closing Date or a recent date prior thereto; and (v) signature and incumbency certificates of one or more officers of the Borrower who are authorized to execute Funding Notices delivered under this Agreement.
(c)    No Default. As of the Closing Date, no event shall have occurred and be continuing or would result from the consummation of the making of the Term Loans that would constitute an Event of Default or a Default.
(d)    Consummation of Acquisition.
(i)    (1) All conditions to the Acquisition set forth in the Acquisition Agreement shall have been satisfied and (2) the Acquisition shall have been consummated in accordance with the terms of the Acquisition Agreement.
(ii)    The Administrative Agent shall have received a fully executed or conformed copy of each Related Agreement (and any material amendment, restatement, supplement or other modification to or waiver of each such Related Agreement entered into on or prior to the date hereof) and any documents executed in connection therewith. Each Related Agreement shall be in full force and effect.
(e)    Governmental Authorization and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and the Related Agreements and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the Related Agreements and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
(f)    Opinions of Counsel to Credit Parties. The Agents, the Lead Arranger and the Lenders shall have received the favorable written opinions of Kirkland & Ellis LLP and Husch Blackwell LLP, counsel for Credit Parties, in each case as to such matters as the Administrative Agent may reasonably request, dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to the Agents, the Lead Arranger and the Lenders).
(g)    Fees and Expenses. The Borrower shall have paid to the Administrative Agent and the Lead Arranger the fees payable on or before the Closing Date referred to in Section 2.11 and all expenses payable pursuant to Section 10.2 which have accrued to the Closing Date.
(h)    Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a solvency certificate from the chief financial officer of Holdings, dated the Closing Date and addressed to the Administrative Agent, the Lead Arranger and the Lenders, in form, scope and substance reasonably satisfactory to the Administrative Agent, and demonstrating that the Credit Parties, on a consolidated basis, are and, upon the incurrence of the Obligations by the Credit Parties on the Closing Date, will be, Solvent.
(i)    Closing Date Certificate. On the Closing Date, the Administrative Agent shall have received a certificate, dated the Closing Date and signed on behalf of the Borrower by an Authorized Officer of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 3.1(c), (d), (e), (j) and (n) have been satisfied on such date.
(j)    No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
(k)    Funds Flow Memorandum and Letter of Direction. The Administrative Agent shall have received (i) a sources and uses statement (complete with wire instructions) or funds flow memorandum, in form and substance reasonably satisfactory to Administrative Agent (the “Funds Flow”) and (ii) a duly executed letter of direction from the Borrower addressed to the Administrative Agent, on behalf of itself and Lenders, directing the disbursement on the Closing Date of the proceeds of the Loans made on such date in accordance with the Funds Flow.
(l)    Patriot Act. At least 5 days prior to the Closing Date, the Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”).
(m)    Funding Notice. The Administrative Agent shall have received a fully executed and delivered Funding Notice.
(n)    Accuracy of Representations and Warranties. As of the Closing Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (or in all respects to the extent qualified by materiality or Material Adverse Effect).

SECTION 4.	REPRESENTATIONS AND WARRANTIES
In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans on the Closing Date, each Credit Party represents and warrants to the Administrative Agent and each Lender, on the Closing Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Acquisition):
4.1.    Organization; Requisite Power and Authority; Qualification
. Each of the Credit Parties (a) is duly organized and validly existing and, if applicable, in good standing, under the laws of its jurisdiction of organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.
4.2.    Equity Interests
. The Equity Interests of each of Holdings and its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) has been duly authorized and validly issued and is fully paid and non‑assessable, to the extent applicable thereto.
4.3.    Due Authorization
. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.
4.4.    No Conflict
. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries), (ii) any of the Organizational Documents of Holdings or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries), (iii) any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries), except where such violation could not reasonably be expected to have a Material Adverse Effect or (iv) the Senior Notes; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under (i) any Contractual Obligation of Holdings or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect or (ii) the Senior Notes; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries), except for such approvals or consents which will be obtained on or before the Closing Date and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.
4.5.    Governmental Consents
. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings required to be made under securities laws.
4.6.    Binding Obligation
. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
4.7.    Historical Financial Statements
. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosures.
4.8.    [Reserved].
4.9.    No Material Adverse Change
. Since June 30, 2014, no event, circumstance or change has occurred that has caused or evidences a Material Adverse Effect.
4.10.    Adverse Proceedings, etc.
There are no Adverse Proceedings that could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) (a) is in violation of any applicable laws (including Environmental Laws) that could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect.
4.11.    Payment of Taxes
. Except as otherwise permitted under Section 5.3 and provided that the representations and warranties set forth in this Section 4.11 with respect to SRS and each of its subsidiaries (so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) are to Holdings’ and the Borrower’s knowledge, all material returns and reports of Holdings and its Subsidiaries with regard to Taxes required to be filed by any of them have been timely filed, the contents of such returns and reports have been materially accurate, and all Taxes shown on such returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable except those which are being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
4.12.    Properties
.
(i)    Title. Each of Holdings and its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) has (i) good and marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests (with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property by Holdings and its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries)) in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) or (iv) good title to (in the case of all other personal property), all of their respective material properties and assets. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens other than Permitted Liens and except as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Holdings and its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries).
4.13.    Environmental Matters
. Each of Holdings and its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) is in compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries), except such non‑compliance that could not reasonably be expected to result in a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that could reasonably be expected to have a Material Adverse Effect. There are and, to each of Holdings’ and its Subsidiaries’ (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) or otherwise give rise to any liability under Environmental Law that, in either case, could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) nor, to any Credit Party’s knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, except as could not reasonably be expected to have a Material Adverse Effect. Compliance with all current requirements pursuant to or under Environmental Laws could not be reasonably expected to have a Material Adverse Effect.
4.14.    No Defaults
. Neither Holdings nor any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
4.15.    Investment Company Act
. Neither Holdings nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended. Neither Holdings nor any of its Subsidiaries is (a) a “registered investment company” or (b) to the best of the Borrower’s knowledge, a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company,” in the case of clauses (a) and (b), as such terms are defined in the Investment Company Act of 1940.
4.16.    Margin Stock
. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to any Credit Party will be used to purchase or carry any Margin Stock in violation of Regulation T, U or X of the Board of Governors or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.
4.17.    Employee Matters
. Neither Holdings nor any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries), or to the knowledge of Holdings and the Borrower, threatened against any of them before the National Labor Relations Board (or any foreign equivalent thereof) and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) or to the knowledge of Holdings and the Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries), and (c) to the knowledge of Holdings and the Borrower, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) and, to the knowledge of Holdings and the Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above) such as is not reasonably likely to have a Material Adverse Effect.
4.18.    Employee Benefit Plans
.
(i)    Except as could not reasonably be expected to have a Material Adverse Effect, Holdings, each of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) and each of their respective ERISA Affiliates is in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Except as could not reasonably be expected to have a Material Adverse Effect, each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. Except as could not reasonably be expected to have a Material Adverse Effect, the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Holdings, any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) or any of their respective ERISA Affiliates (determined as of the date of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan) did not exceed the aggregate current value of the assets of such Pension Plan. Except as could not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.
(j)    Except as could not reasonably be expected to have a Material Adverse Effect, (i) all Foreign Plans are operated in compliance with all applicable laws, (ii) each Credit Party which contributes to a Foreign Plan has paid all required contributions to such Foreign Plan as they fall due, and (iii) no action or omission has been or is expected to be taken by any Credit Party nor has any event occurred in relation to a Foreign Plan which has or is reasonably likely to result in liability of any Credit Party to any Governmental Authority.
4.19.    [Reserved]
.
4.20.    Solvency
. The Credit Parties, on a consolidated basis, are and, upon the incurrence of any Obligation by any Credit Party on any date on which this representation and warranty is made, will be, Solvent.
4.21.    [Reserved]
.
4.22.    Compliance with Statutes, etc.
Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions (other than those relating to (i) Tax, which shall be governed solely by Section 4.11, (ii) ERISA, Employee Benefit Plans or Foreign Plans, which shall in each case be governed solely by Section 4.18 and (iii) environmental matters, including with respect to Hazardous Materials, Hazardous Materials Activity and Environmental Claims, which shall be governed solely by Section 4.13) imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non‑compliance that could not reasonably be expected to result in a Material Adverse Effect. Notwithstanding the foregoing, the representations and warranties set forth in this Section 4.22 with respect to SRS and each of its subsidiaries (so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) are to Holdings’ and the Borrower’s knowledge.
4.23.    Disclosure
. The representations and warranties of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby (other than projections and pro forma financial information and general economic or industry information), when taken as a whole, do not contain any untrue statement of a material fact or omits to state a material fact (known to Holdings or the Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or the Borrower to be reasonable at the time made, it being recognized by Lenders that (a) such projections as to future events are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Credit Parties, and are not a guarantee of performance; (b) no assurance is given by the Credit Parties that the results forecast in any such projections will be realized; and (c) the actual results during the period or periods covered by any such projections may differ materially from the projected results.
4.24.    Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act. None of Holdings or any of its Subsidiaries or any of their respective directors, officers or, to the knowledge of the Borrower, employees, agents, advisors or Affiliates is subject to any sanctions or economic embargoes administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including the Office of Foreign Assets Control) or any other applicable sanctions authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”). Each of Holdings and its Subsidiaries and their respective directors, officers and, to the knowledge of the Borrower, employees, agents, advisors and Affiliates is in compliance, in all material respects, with (i) all Sanctions Laws, (ii) the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”) and (iii) the PATRIOT Act and any other applicable terrorism and money laundering laws, rules, regulations and orders. No part of the proceeds of the Loans will be used, directly or indirectly, (A) for the purpose of financing any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions or (B) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law. Notwithstanding the foregoing, the representations and warranties set forth in this Section 4.24 with respect to SRS and each of its subsidiaries (so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) are to Holdings’ and the Borrower’s knowledge.

SECTION 5.	AFFIRMATIVE COVENANTS
Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnity obligations not then due and payable), Holdings and, to the extent required under this Section 5, each other Credit Party shall perform all covenants in this Section 5.
5.1.    Financial Statements and Other Reports
.
(a)    Holdings will deliver to the Administrative Agent for distribution to the Lenders:
(i)    within 90 days after the end of each Fiscal Year, annual reports of Holdings containing the financial information that would have been required to be contained in an Annual Report on Form 10-K under the Exchange Act if Holdings had been a reporting company under the Exchange Act, including (A) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, (B) a presentation of Adjusted EBITDA of Holdings and its Subsidiaries consistent with the presentation thereof in the Offering Circular, and (C) a report on the annual financial statements by Holdings’ independent registered public accounting firm; provided that such annual report will not be required to contain information required by Items 9A (controls and procedures), 10 (directors, executive officers and corporate governance) and 11 (executive compensation) of Form-10-K;
(ii)    within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, quarterly reports of Holdings containing all of the financial information that would have been required to be contained in a quarterly report on Form 10-Q under the Exchange Act if Holdings had been a reporting company under the Exchange Act, including (A) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, (B) a presentation of Adjusted EBITDA of Holdings and its Subsidiaries consistent with the presentation thereof in the Offering Circular, and (C) unaudited quarterly financial statements reviewed pursuant to Statement on Auditing Standards No. 100 (or any successor provision); provided that such quarterly report shall not be required to contain the information required by Part I, Item 4 of Form 10-Q (controls and procedures);
(iii)    within ten Business Days after the occurrence of each event that would have been required to be reported in a current report on Form 8-K under the Exchange Act if Holdings had been a reporting company under the Exchange Act, current reports containing substantially all of the information that would have been required to be contained in a current report on Form 8-K under the Exchange Act pursuant to Sections 1, 2 (other than Item 2.02) and 4 and Items 5.01 and 5.02 (other than any compensation-related information) of Form 8-K if Holdings had been a reporting company under the Exchange Act; provided, however, that no such current report will be required to (i) be furnished if Holdings determines in its good faith judgment that such event is not material to Lenders or to the business, assets, operations, financial positions or prospects of Holdings and its Subsidiaries, taken as a whole or (ii) contain financial statements of any acquired business or any related pro forma financial statements; and
(iv)    no later than 75 days after consummating any investment, acquisition or disposition in which (x) the pre-acquisition Adjusted EBITDA amount of such investment, acquisition or disposition constitutes 20% or more of Holdings and its Subsidiaries’ Adjusted EBITDA for the most recently ended four Fiscal Quarters for which financial statements are available immediately preceding the date on which such investment, acquisition or disposition is consummated or (y) the purchase price or total assets for the investment, acquisition or disposition being acquired or disposed of constitute 20% or more of Holdings and its Subsidiaries’ Total Assets as of the end of the most recent Fiscal Quarter for which financial statements are available immediately preceding the date on which such investment, acquisition or disposition is consummated:
(1) unaudited pro forma consolidated financial information of Holdings and its Subsidiaries for the Fiscal Year ended immediately prior to the date on which such investment, acquisition or disposition is consummated, and
(2) for any interim period that has elapsed since the prior Fiscal Year end, including an officer’s certificate setting forth in reasonable detail pro forma Adjusted EBITDA of Holdings and its Subsidiaries on a consolidated basis for each of such periods, in each case giving effect to such investment, acquisition or disposition and any related financing transaction as if it had occurred on the first day of the relevant period; provided that this pro forma financial information shall not be required if (A) pro forma financial information would not otherwise be required pursuant to Regulation S-X if Holdings were subject to Sections 13 or 15(d) of the Exchange Act or (B) Holdings is prohibited by applicable law from disclosing, or, after using commercially reasonable efforts to obtain the contractual right to disclose, does not have a contractual right to disclose, such information; provided that in the case of clause (B), Holdings provides an officer’s certificate setting forth in reasonable detail pro forma Adjusted EBITDA giving pro forma effect to the investment, acquisition or disposition of Holdings and its Subsidiaries on a consolidated basis for the most recently ended four Fiscal Quarters for which financial statements are available immediately preceding the date on which such investment, acquisition or disposition is consummated.
(b)    None of the reports referenced in Section 5.1(a)(i), (ii), (iii) and (iv) will be required to (1) comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Items 301 or 302 of Regulation S-K or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein) or Item 601 of Regulation S-K (with respect to exhibits), in each case, as in effect on the date of this Agreement, or (2) contain the separate financial information for Guarantors or Subsidiaries contemplated by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the SEC (or any similar successor provision). The requirements set forth in Section 5.1(a) and Section 5.1(c) may be satisfied by (i) delivering such information electronically to the Administrative Agent and (ii) posting copies of such information on a website (which may be maintained by Holdings or a third party) to which access will be given to the Administrative Agent, Lenders and prospective Lenders.
(c)    Notwithstanding the foregoing, at all times that Holdings is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the reporting requirements of Section 5.1(a) (other than the officer’s certificate described in Section 5.1(a)(iv)(2)(B)) shall be satisfied through the filing with the SEC within the time periods specified in the SEC’s rules and regulations that are then applicable to Holdings, all the reports on Form 10-K, Form 10-Q and Form 8-K that Holdings is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, in each case in a manner that complies in all material respects with the requirements specified in the applicable forms promulgated by the SEC.
(d)    The Borrower shall deliver to the Administrative Agent, within 120 days after the end of each Fiscal Year, an Officers’ Certificate stating that, in the course of the performance by the signer of his or her duties as an Officer, he or she would normally have notice of a default by Holdings or the Borrower in the performance of any obligations contained in this Agreement, a review of the activities of Holdings and its Subsidiaries during the preceding Fiscal Year has been made under the supervision of the signing Officers with a view to determining whether each of Holdings and the Borrower has kept, observed, performed and fulfilled its obligations under this Agreement, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge each of Holdings and the Borrower has kept, observed, performed and fulfilled each and every covenant contained in this Agreement and is not in default in the performance or observance of any of the terms, provisions and conditions of this Agreement (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what actions Holdings and the Borrower are taking or propose to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest on the Loans is prohibited or if such event has occurred, a description of the event and what actions Holdings and the Borrower are taking or propose to take with respect thereto.
(e)    So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 5.1(a)(i) shall be accompanied by a written statement of Holdings’ independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that Holdings or the Borrower has violated any provisions of Section 5 or Section 6 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.
(f)    Notice of Default. Promptly upon any officer of Holdings or the Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or the Borrower with respect thereto; (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(e); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, the Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto;
(g)    Notice of Litigation. Promptly upon any Authorized Officer of Holdings or the Borrower obtaining knowledge of (i) the institution of, or non‑frivolous threat of, any Adverse Proceeding not previously disclosed in writing by the Borrower to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of the transactions contemplated hereby, the Borrower shall deliver to the Administrative Agent written notice thereof together with such other information as may be reasonably available to Holdings or the Borrower as may be reasonably requested by the Administrative Agent to enable Lenders and their counsel to evaluate such matters;
(h)    ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, the Borrower shall deliver to the Administrative Agent a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto or similar Governmental Authority with respect to any Foreign Plan; and (ii) with reasonable promptness, the Borrower shall deliver to the Administrative Agent copies of (1) all notices received by Holdings, any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event that could reasonably be expected to have a Material Adverse Effect; and (2) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan or similar reports or filings relating to any Foreign Plan as the Administrative Agent shall reasonably request;
(i)    Other Information. The Borrower shall deliver to the Administrative Agent such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent; and
(j)    Certification of Public Information. Concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 5.1, Holdings shall indicate in writing whether such document or notice contains Nonpublic Information. Holdings and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Holdings, its Subsidiaries or their respective securities) and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Holdings has indicated contains Nonpublic Information shall not be posted on that portion of the Platform designated for such public-side Lenders. If Holdings has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Nonpublic Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to Holdings, its Subsidiaries and their respective securities.
5.2.    Corporate Existence
. Subject to Section 6.9, Holdings shall do or cause to be done all things necessary to preserve and keep in full force and effect:
(c)    its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries (other than any Excluded Subsidiary for so long as it constitutes an Excluded Subsidiary), in accordance with the respective organizational documents (as the same may be amended from time to time) of Holdings or any such Subsidiary; and

(d)    the rights (charter and statutory), licenses and franchises of Holdings and its Subsidiaries (other than any Excluded Subsidiary for so long as it constitutes an Excluded Subsidiary); provided, however, that Holdings shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of Holdings and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Lenders.
5.3.    Taxes
. Holdings will pay, and will cause each of its Subsidiaries (other than any Excluded Subsidiary for so long as it constitutes an Excluded Subsidiary) to pay, prior to delinquency, all material taxes, assessments and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Lenders.
5.4.    Stay, Extension and Usury Laws
. The Borrower and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement, and the Borrower and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Administrative Agent, but will suffer and permit the execution of any such power as though no such law has been enacted.
5.5.    [Reserved]
.
5.6.    [Reserved]
.
5.7.    Lenders Meetings
. Holdings will, if requested by the Administrative Agent, (a) as promptly as reasonably practicable after furnishing to the Administrative Agent the annual and quarterly reports required by Section 5.1(a)(i) and (ii), hold a conference call to discuss such reports and the results of operations for the relevant reporting period (which requirement may be satisfied, as long as Holdings is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, by earnings calls related to the annual and quarterly reports that it files with the SEC) and (b) issue a press release or post a notice on the online data system on which the reports required by Section 5.1 have been posted no fewer than three Business Days prior to the date of the conference call required to be held in accordance with clause (1) of this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or informing Lenders how they can obtain such information, including, without limitation, the applicable password or other login information.
5.8.    Compliance with Laws
. Each Credit Party will comply, and shall cause each of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) and shall use commercially reasonable efforts to cause all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, in the aggregate, a Material Adverse Effect.
5.9.    Environmental
.
(a)    Environmental Disclosure. Holdings will deliver to the Administrative Agent for distribution to the Lenders:
(i)    as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) or by independent consultants, governmental authorities or any other Persons, with respect to environmental matters at any Facility or with respect to any Environmental Claims, where such environmental matters or Environmental Claims could reasonably be expected to have a Material Adverse Effect;
(ii)    promptly upon the occurrence thereof, written notice describing in reasonable detail any of the following that could reasonably be expected to have a Material Adverse Effect (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by Holdings or any other Person in response to any Hazardous Materials Activities, (3) any Environmental Claims or (4) Holdings or Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;
(iii)    the receipt by Holdings or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) of any request for information from any governmental agency that suggests such agency is investigating whether Holdings or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) may be potentially responsible for any Hazardous Materials Activity where such Hazardous Materials Activity could reasonably be expected to have a Material Adverse Effect; and
(iv)    prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) that could reasonably be expected to (A) expose Holdings or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) to, or result in, Environmental Claims that could reasonably be expected to have a Material Adverse Effect or (B) affect the ability of Holdings or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Holdings or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) to modify current operations in a manner that could reasonably be expected to result in a Material Adverse Effect.
(b)    Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) that could reasonably be expected to have a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have a Material Adverse Effect.
5.10.    Subsidiaries. (a) In the event that any Person becomes a wholly owned Domestic Subsidiary of the Borrower after the Closing Date (other than an Excluded Subsidiary for so long as it constitutes an Excluded Subsidiary), if required by Section 6.1, the Borrower shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder by executing and delivering to the Administrative Agent a Counterpart Agreement and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by the Administrative Agent, including those which are similar to those described in Sections 3.1(a), (b), (f) and (l). With respect to each such Subsidiary (other than Excluded Subsidiaries so long as they constitute Excluded Subsidiaries), Holdings shall promptly send to the Administrative Agent written notice setting forth with respect to such Person the date on which such Person became a Subsidiary of Holdings. Notwithstanding anything herein to the contrary, to the extent that any Person is or becomes a guarantor of any Senior Notes, such Person shall, if not already a Guarantor hereunder, (a) promptly become a Guarantor hereunder by executing and delivering to the Administrative Agent a Counterpart Agreement and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by the Administrative Agent, including those which are similar to those described in Sections 3.1(a), (b), (f) and (l).
5.11.    Syndication Assistance. Commencing on the 90th day after the Closing Date, the Lead Arranger, at its option, may commence syndication efforts for the Term Loans, and, in such event, Holdings and the Borrower agree actively to assist the Lead Arranger in completing a syndication of the Term Loans reasonably satisfactory to the Lead Arranger, Holdings and the Borrower. Such assistance shall include (a) Holdings and the Borrower using commercially reasonable efforts to ensure that the syndication efforts benefit materially from existing banking relationships of Holdings and its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries), (b) as set forth in the next paragraph, assistance from Holdings and the Borrower in the preparation of the Information Materials and (c) the hosting, with the Lead Arranger and Holdings’ and the Borrower’s senior management, of one meeting (or, if necessary, a reasonable number of additional telephonic meetings) of prospective Lenders.
In the event that the Lead Arranger commences syndication efforts for the Term Loans in accordance with the above paragraph, Holdings and the Borrower agree to assist the Lead Arranger in preparing information (including confidential information memoranda) for distribution to prospective Lenders regarding Holdings’ and the Borrower’s and their respective Subsidiaries’ business, operations, financial projections and prospects as deemed reasonably necessary by the Lead Arranger to assist the Lead Arranger with the syndication of the Term Loans (any such information package and all other information, documentation or materials delivered to the Lead Arranger by Holdings and the Borrower or their respective representatives in connection therewith, collectively, the “Information Materials”). If requested by the Lead Arranger, Holdings and the Borrower also agree to assist the Lead Arranger in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to Holdings, the Borrower, their respective Subsidiaries and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to any such Person’s securities or loans. Before distribution of any Information Materials, the Borrower agrees agree to execute and deliver to the Lead Arranger (i) a letter in which the Borrower authorizes distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) if requested by the Lead Arranger, a separate letter in which the Borrower authorizes distribution of the Public-Side Version to Public-Siders and represents that no MNPI is contained therein. If a document has not been authorized for distribution to Public-Siders and representing that no MNPI is contained therein, the Lead Arranger will not distribute such document to Public-Siders, provided that its agreement in this sentence is subject to the following paragraph.
Holdings and the Borrower agree that administrative materials prepared by the Lead Arranger for prospective Lenders (such as a lender meeting invitation, lender allocation, if any, and funding and closing memoranda) may be distributed to both Private-Siders and Public-Siders, unless they advise the Lead Arranger in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders. If Holdings and the Borrower advise the Lead Arranger that any of the foregoing should be distributed only to Private-Siders, then the Lead Arranger will not distribute the same to Public-Siders and Public-Siders will not receive such materials without Holdings’ and the Borrower’s consent. You hereby authorize the Arranger to distribute final versions of term sheets and the Credit Documents to Private-Siders and Public-Siders.
The Lead Arranger will manage, in consultation with Holdings and the Borrower, all aspects of the syndication (if any), including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In its capacity as Lead Arranger, Goldman Sachs and its Affiliates will not have any responsibility other than, at its option, to arrange the syndication of the Term Loans in accordance with the terms set forth herein and in no event shall be subject to any fiduciary or other implied duties.
Holdings and the Borrower hereby represent and covenant that (a) all Information Materials other than projections and information of a general economic or industry nature that have been or will be made available to the Lead Arranger by Holdings, the Borrower or any of their respective representatives concerning Holdings or its Subsidiaries, is or will be, when taken as a whole, complete and correct in all material respects and does not or will not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made on the date when made and (b) the projections that have been or will be made available to the Lead Arranger by Holdings, the Borrower or any of their respective representatives have been or will be prepared in good faith based upon assumptions believed by them to be reasonable at the time of delivery thereof (it being understood that projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings and its Subsidiaries, and are not a guarantee of performance; that no assurance can be given that such projections will be realized; and that the actual results during the period or periods covered by any such projections may differ materially from the projected results). Holdings and the Borrower agree that if at any time prior to the termination of the syndication of the Term Loans as determined by the Lead Arranger, any of the representations in the preceding sentence would be incorrect in any material respect if the Information Materials and projections were being furnished, and such representations were being made, at such time, then Holdings and the Borrower will promptly supplement, or cause to be supplemented, the Information Materials and projections so that such representations will be correct in all material respects under those circumstances. Subject to the provisions in this paragraph, Holdings and the Borrower acknowledge and agree that they will be solely responsible for the contents of the Information Materials and that in arranging and syndicating the Term Loans the Lead Arranger may use and rely on the Information Materials (including the projections) without independent verification thereof and neither the Lead Arranger nor any of its Affiliates will be responsible or liable to Holdings, the Borrower or any other Person for damages arising from the use by others of the Information Materials or any other materials.
To facilitate an orderly and successful syndication of the Facilities, Holdings and the Borrower agree that, until the 150th day after the Closing Date, Holdings and the Borrower will not, and will not permit any of their respective subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or any debt or equity security (other than Excluded Debt) of Holdings, the Borrower or any of their respective subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries), including any renewals or refinancings of any existing debt facility or debt security (other than Excluded Debt), without the prior written consent of the Lead Arranger in its sole discretion (and the Lead Arranger hereby consents to any such transaction in which the Lead Arranger or any of its Affiliates is engaged as an arranger, placement agent, underwriter, initial purchaser or other similar role); provided that in the event that the Lead Arranger (and its Affiliates) declines to act as an arranger, placement agent, underwriter, initial purchaser or other similar role in connection with an offering of Permanent Securities or Permanent Loans, in each case under, as defined in, and to the extent contemplated by that certain Engagement Letter, dated the date hereof, between Holdings and Goldman Sachs & Co., then Holdings and the Borrower may engage in discussions with parties other than the Lead Arranger and its Affiliates concerning the syndication or issuance of Permanent Securities or Permanent Loans so long as no syndication or issuance of such Permanent Securities or Permanent Loans commences on or prior to the 150th day after the Closing Date .
The obligations of Holdings and the Borrower under this Section 5.11 shall terminate on the 150th day after the Closing Date; provided, however, that notwithstanding such termination, on and after the 150th day after the Closing Date, Holdings and the Borrower shall use commercially reasonable efforts to assist with matters reasonably necessary for the Lead Arranger to complete the syndication of the Term Loans.

SECTION 6.	NEGATIVE COVENANTS
Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnity obligations not then due and payable), such Credit Party shall perform, and shall cause each of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries), as applicable, to perform, all covenants in this Section 6.
6.1.    Subsidiary Indebtedness
. Except during any Suspension Period, Holdings will not permit any of its Subsidiaries (other than the Borrower or any parent company of the Borrower or any Excluded Subsidiary for so long as it constitutes an Excluded Subsidiary) to create, assume, incur, Guarantee or otherwise become liable for or suffer to exist any Indebtedness (any Indebtedness of a Subsidiary of Holdings (other than the Borrower or any parent company of the Borrower or any Excluded Subsidiary for so long as it constitutes an Excluded Subsidiary), “Subsidiary Debt”), without Guaranteeing the Obligations on an unsecured unsubordinated basis.
The foregoing restriction shall not apply to, and there shall be excluded from Indebtedness in any computation under such restriction, Subsidiary Debt constituting:
(1) Indebtedness of a Person existing at the time it is merged, combined or amalgamated with or into or consolidated with or into any such Subsidiary or at the time of a sale, lease or other disposition of the properties and assets of such Person (or a division thereof) as an entirety or substantially as an entirety to any such Subsidiary and is assumed by such Subsidiary; provided that any Indebtedness was not incurred in contemplation thereof and is not Guaranteed by any other such Subsidiary (other than any Guarantee existing at the time of such merger, consolidation or sale, lease or other disposition of properties and assets and that was not issued in contemplation thereof);
(2) Indebtedness of a Person existing at the time such Person becomes a Subsidiary of Holdings or the Borrower; provided that any Indebtedness was not incurred in contemplation thereof;
(3) Indebtedness owed to Holdings or any Subsidiary of Holdings;
(4) any Subsidiary Debt represented by any Guarantee of the Senior Notes as in effect on the Closing Date;
(5) Indebtedness or Guarantees in respect of netting services, business credit card programs, overdraft protection and other treasury, depository and cash management services or incurred in connection with any automated clearing-house transfers of funds or other fund transfer or payment processing services;
(6) Indebtedness or Guarantees arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that any such Indebtedness or Guarantee is extinguished within five Business Days within its incurrence;
(7) reimbursement obligations incurred in the ordinary course of business;
(8) client advances and deposits received in the ordinary course of business;
(9) Indebtedness or Guarantees incurred by Foreign Subsidiaries in an aggregate principal amount at any time outstanding pursuant to this clause (9) not to exceed the greater of (A) $30,000,000 or (B) 1.5% of Total Assets as of the end of Holdings’ most recently-ended Fiscal Quarter for which a balance sheet is available (or the equivalent thereof, measured at the time of each incurrence, in the applicable foreign currency);
(10) Indebtedness or Guarantees incurred (a) in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations, (b) in connection with the financing of insurance premiums or self-insurance obligations or take-or-pay obligations contained in supply agreements, and (c) in respect of guarantees, warranty or contractual service obligations, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, letters of credit and banker’s acceptances for operating purposes or to secure any Indebtedness or other obligations referred to in clauses (1) through (8) or this clause (10), payment (other than for payment of Indebtedness) and completion guarantees, in each case provided or incurred (including Guarantees thereof) in the ordinary course of business; or
(11) Indebtedness outstanding on the Closing Date not referred to in clause (4) above and any Permitted Refinancing Indebtedness in exchange for or the net proceeds of which are used to renew, refund, replace, defease or discharge any Indebtedness existing on the Closing Date or referred to in clauses (1), (2) and (4) above.
Notwithstanding the foregoing, any Subsidiary of Holdings (other than the Borrower) may, create, incur, issue, assume, Guarantee or otherwise become liable for or suffer to exist Indebtedness that would otherwise be subject to the restrictions set forth in the preceding paragraph, without Guaranteeing the Obligations, if after giving effect thereto, the aggregate principal amount of such Subsidiary Debt, taken together with the amount of (a) all Attributable Debt of Holdings and its Subsidiaries at that time outstanding relating to Sale and Leaseback Transactions permitted under Section 6.11 and (b) the aggregate principal amount of all Indebtedness secured by Liens pursuant to clause (21) of the definition of “Permitted Liens,” does not to exceed 15% of the Consolidated Net Tangible Assets of Holdings measured as of the date any such Indebtedness is incurred (after giving pro forma effect to the application of the proceeds therefrom and any transaction in connection with which such Indebtedness is being incurred). Any such Subsidiary also may, without Guaranteeing the Obligations, extend, renew, replace, refinance or refund any Subsidiary Debt permitted pursuant to the preceding sentence provided that any Subsidiary Debt incurred to so extend, renew, replace, refinance or refund shall be incurred within 360 days of the maturity, retirement or other repayment or prepayment of the Subsidiary Debt being extended, renewed, replaced, refinanced or refunded and the principal amount of the Subsidiary Debt incurred to so extend, renew, replace, refinance or refund shall not exceed the principal amount of Subsidiary Debt being extended, renewed, replaced, refinanced or refunded plus any premium or fee (including tender premiums) or other reasonable amounts payable, plus the amount of fees, expenses and other costs incurred, in connection with any such extension, renewal, replacement, refinancing or refunding.
For purposes of determining compliance with this Section 6.1, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have incurred such Indebtedness under this Section 6.1 under clauses (1) through (11) above) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Subsidiary Debt described in clauses (1) through (11) above, Holdings will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 6.1 and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories; and (iii) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.1; provided, in each such case, that the amount thereof is included in Fixed Charges of Holdings as accrued.
For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. dollar equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such currency agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. dollar equivalent of the Indebtedness being refinanced, except to the extent that (1) such U.S. dollar equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. dollar equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred. The maximum amount of Indebtedness that any Subsidiary of Holdings may incur pursuant to this Section 6.1 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in exchange rates or currency values.
The amount of any Indebtedness outstanding as of any date will be:
(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(2) the principal amount of the Indebtedness, in the case of any Indebtedness not described in clause (1) above or clause (3) below; and
(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of (a) the fair market value of such assets at the date of determination and (b) the amount of the Indebtedness of the other Person.
6.2.    Liens
. Holdings will not, nor will it permit any of its Subsidiaries to, create, incur or assume any Lien (other than Permitted Liens) upon any Principal Property or upon the Capital Stock or Indebtedness of any of its Subsidiaries, in each case to secure Indebtedness of Holdings, any Subsidiary of Holdings or any other Person, without securing the Obligations (together with, at the option of Holdings, any other Indebtedness of Holdings or any Subsidiary ranking equally in right of payment with the Obligations) equally and ratably with or, at the option of Holdings, prior to, such other Indebtedness for so long as such other Indebtedness is so secured. Any Lien that is granted to secure the Obligations under this Section 6.2 shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Obligations under this Section 6.2. The foregoing restriction shall not apply to any Subsidiary that constitutes an Excluded Subsidiary for so long as it constitutes an Excluded Subsidiary.
6.3.    [Reserved]
.
6.4.    [Reserved]
.
6.5.    Restricted Junior Payments
. No Credit Party shall, nor shall it permit any of its Subsidiaries (other than SRS and each of its subsidiaries so long as such Person is not a Wholly Owned subsidiary of Holdings or any of its Subsidiaries) through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that:
(c)    any Subsidiary of the Borrower may make Restricted Junior Payments to the Borrower or to any holder of Equity Interests of such Subsidiary (pro rata based on the ownership interest of such holders);
(d)    the Borrower may make Restricted Junior Payments to Holdings the proceeds of which will be used to pay the portion of any consolidated, combined or similar income Tax liability attributable to the income of the Borrower or its Subsidiaries; provided that no such payments shall exceed the lesser of (A) the income Tax liability that would have been imposed on the Borrower and/or the applicable Subsidiaries had such entity(ies) filed on a stand-alone basis and (B) the amount of Taxes actually paid;
(e)    Holdings may pay (and the Borrower may make Restricted Junior Payments to Holdings to enable it to pay) quarterly cash dividends in the ordinary course of business to its stockholders consistent with past practice; and
(f)    Holdings and the Borrower may make other Restricted Junior Payments in an aggregate amount not to exceed $150,000,000 during the term of this Agreement.
6.6.    [Reserved]
.
6.7.    [Reserved]
.
6.8.    [Reserved]
.
6.9.    Merger, Consolidation or Sale of Assets
.
(a)    (x) Holdings shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Holdings is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Holdings and its Subsidiaries taken as a whole, in one or more related transactions, to another Person and (y) the Borrower shall not, directly or indirectly, consolidate or merge with or into another Person (whether or not the Borrower is the surviving corporation), unless:
(1)    either:
(A)    Holdings or the Borrower, as applicable, is the surviving corporation; or
(B)    the Person formed by or surviving any such consolidation or merger (if other than Holdings or the Borrower, as applicable) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;
(2)    the Person (i) formed by or surviving any such consolidation or merger (if other than Holdings or the Borrower, as applicable) or (ii) the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of the obligations of Holdings under this Agreement and the other Credit Documents or of the Borrower under this Agreement and the other Credit Documents pursuant to agreements reasonably satisfactory to the Administrative Agent; and
(3)    immediately after such transaction, no Default or Event of Default exists.
In addition, neither Holdings nor the Borrower will, directly or indirectly, lease all or substantially all of the properties and assets of it and its Subsidiaries taken as a whole, in one or more related transactions, to any other Person.
(b)     This Section 6.9 will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Holdings and its Subsidiaries. Clause (3) of Section 6.9(a) will not apply to (1) Holdings consolidating with, merging into or selling, assigning, transferring, conveying or otherwise disposing of all or part of its properties and assets to one of Holdings’ Subsidiaries for any purpose or (2) any Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to Holdings or to another Subsidiary for any purpose (provided that, in the event that such Subsidiary is a Guarantor, it may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets solely to Holdings or another Guarantor) or (3) Holdings or the Borrower merging with or into an Affiliate solely for the purpose of reincorporating in another jurisdiction.
(c)     Upon any consolidation or merger of Holdings or the Borrower, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of Holdings in a transaction that is subject to, and that complies with the provisions of, this Section 6.9, the successor Person formed by such consolidation or into or with which Holdings or the Borrower is merged, or, in the case of Holdings, to which such sale, assignment, transfer, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, conveyance or other disposition, the provisions of this Agreement and the other Credit Documents referring to “Holdings” or the “Borrower” shall refer instead to the successor Person and not to Holdings or the Borrower), and may exercise every right and power of Holdings and the Borrower under this Agreement and the other Credit Documents with the same effect as if such successor Person had been named as Holdings or the Borrower herein, other than in the case of a lease of all or substantially all of Holdings’ assets in which case the predecessor company shall not be released.

6.10.    [Reserved]
.
6.11.    Sale and Leaseback Transactions
.
(a)    Holdings will not, nor will it permit any of its Subsidiaries to, enter into any arrangement with any other Person pursuant to which Holdings or any of its Subsidiaries leases any Principal Property that has been or is to be sold or transferred by Holdings or such Subsidiary to such other Person (a “Sale and Leaseback Transaction”), except that a Sale and Leaseback Transaction is permitted if Holdings or such Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property to be leased, without equally and ratably securing the Obligations, in an aggregate principal amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction.
(b)    The following Sale and Leaseback Transactions are not subject to the limitations set forth in Section 6.11(a) and Section 6.2:
(1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years;
(2) leases between only Holdings and a Subsidiary of Holdings or only between Subsidiaries of Holdings or leases with an Excluded Subsidiary for so long as it constitutes an Excluded Subsidiary;
(3) leases where the proceeds from the sale of the subject property are at least equal to the fair market value (as determined in good faith by Holdings) of the subject property and Holdings applies an amount equal to the net proceeds of the sale to the retirement of long term Indebtedness or the purchase, construction, development, expansion or improvement of other property or equipment used or useful in its business, within 270 days of the effective date of such sale; provided that in lieu of applying such amount to the retirement of long-term Indebtedness, the Borrower voluntarily prepay Loans hereunder; and
(4) leases of property executed by the time of, or within 270 days after the latest of, the acquisition, the completion of construction, development, expansion or improvement, or the commencement of commercial operation, of the subject property.
6.12.    Suspension of Guaranties Upon Change in Ratings
. If on any date following the date of this Agreement:
(i)    the Senior Notes are rated Investment Grade by either of the Rating Agencies; and
(j)    no Default or Event of Default shall have occurred and be continuing, then, beginning on that date (the “Suspension Date”) and subject to the provisions of the following paragraph, the Guaranties hereunder of any Subsidiary Guarantor will be deemed released (the “Suspended Provisions”) with respect to the Obligations. Any Subsidiary Debt incurred prior to or outstanding as of the Suspension Date shall be deemed to have been incurred in compliance with Section 6.1 hereof.
Notwithstanding that the Suspended Provisions may be reinstated, no Default or Event of Default shall be deemed have occurred as a result of a failure to comply with the Suspended Provisions during the Suspension Period. In the event that the Senior Notes are no longer rated Investment Grade by either of the Rating Agencies or an Event of Default shall have occurred and be continuing, the Suspended Provisions will be reinstated with respect to the Obligations as of and from the date on which the Senior Notes are no longer rated Investment Grade or an Event of Default has occurred and is continuing (any such date, a “Reversion Date”). The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period”.
Holdings or the Borrower shall provide an Officers’ Certificate to the Administrative Agent indicating the commencement of any Suspension Period or the Reversion Date with respect to the Obligations. The Administrative Agent will have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on Holdings and its Subsidiaries’ future compliance with their covenants or (iii) notify the Lenders of the commencement of the Suspension Period or the Reversion Date.

SECTION 7.	GUARANTY
7.1.    Guaranty of the Obligations
. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any equivalent provision in any applicable jurisdiction) (collectively, the “Guaranteed Obligations”).
7.2.    Contribution by Guarantors
. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. For purposes of determining the net worth of any Guarantor in connection with the foregoing, all guarantees of such Guarantor other than this Guaranty and any other guaranty of the Guaranteed Obligations will be deemed to be enforceable and payable after this Guaranty and any other guarantee of the Guaranteed Obligations. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.
7.3.    Payment by Guarantors
. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any equivalent provision in any applicable jurisdiction), Guarantors will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code or other similar legislation in any jurisdiction, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.
7.4.    Liability of Guarantors Absolute
. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations (other than contingent indemnity obligations not then due and payable) or valid release of a Guarantor in accordance with the Credit Documents. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(g)    this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
(h)    the Administrative Agent may enforce this Guaranty upon the occurrence but only during the continuance of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Beneficiary with respect to the existence of such Event of Default;
(i)    the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor, whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;
(j)    payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
(k)    any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and
(l)    this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than contingent indemnity obligations not then due and payable)), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set‑offs or counterclaims which the Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
7.5.    Waivers by Guarantors
. Each Guarantor hereby waives, to the extent permitted by applicable law, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set‑offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
7.6.    Guarantors’ Rights of Subrogation, Contribution, etc.
Until the Guaranteed Obligations (other than contingent indemnity obligations not then due and payable) shall have been indefeasibly paid in full and the Commitments shall have terminated, each Guarantor hereby waives, to the extent permitted by applicable law, any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than contingent indemnity obligations not then due and payable) shall not have been finally and indefeasibly paid in full, such amount shall, to the extent possible under applicable law, be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
7.7.    Subordination of Other Obligations
. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall, to the extent possible under applicable law, be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
7.8.    Continuing Guaranty
. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than contingent indemnity obligations not then due and payable) shall have been paid in full and the Commitments shall have terminated. Each Guarantor hereby irrevocably waives, to the extent permitted by applicable law, any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
7.9.    Authority of Guarantors or the Borrower
. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
7.10.    Financial Condition of the Borrower
. Any Credit Extension may be made to the Borrower or continued from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives, to the extent permitted by applicable law, and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Beneficiary.
7.11.    Bankruptcy, etc.

(%3) So long as any Guaranteed Obligations (other than contingent indemnity obligations not then due and payable) remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(k)    Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
(l)    In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
7.12.    Discharge of Subsidiary Guaranty
. The Guaranty of any Subsidiary Guarantor shall be automatically released (1) in connection with any sale or other disposition of all or substantially all of the assets of a Subsidiary Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) Holdings or a Subsidiary of Holdings; (2) in connection with any sale or other disposition of Capital Stock of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) Holdings or a Subsidiary of Holdings, if the Subsidiary Guarantor ceases to be a Subsidiary of Holdings as a result of the sale or other disposition; (3) in the case of a Subsidiary Guarantor that becomes an Excluded Subsidiary, upon receipt by the Administrative Agent of an Officer’s Certificate certifying that such Subsidiary Guarantor has become an Excluded Subsidiary; (4) all Guaranties of Subsidiary Guarantors during a Suspension Period as provided in Section 6.12 hereof; or (5) in the case of any Subsidiary Guarantor that was required to provide a Guaranty after the date of this Agreement as provided in Section 6.1, the release or discharge of the Guarantee by such Subsidiary of all Indebtedness of the Borrower or any Subsidiary or the repayment of all of the Indebtedness, in each case, which resulted in an obligation to provide the Guaranty. Notwithstanding anything herein to the contrary, to the extent that at any time any Guarantor is not, or ceases to be, a guarantor of any Senior Notes, the Guaranty of such Guarantor shall be automatically released.

SECTION 8.	EVENTS OF DEFAULT
8.1.    Events of Default
. Each of the following is an “Event of Default”:
(d)    default for 5 Business Days days in the payment when due of interest on any Loan or any fee or any other amount due hereunder (other than any amount described in Section 8.1(b)); or
(e)    default in the payment when due (at stated maturity, by acceleration, by mandatory prepayment or otherwise) of any installment of principal of any Loan; or
(f)    a default due to the failure by Holdings or any of its Subsidiaries to comply with the provisions of Section 2.6, Section 5.1(f), Section 5.2 or Section 6; or
(g)    a default due to the failure by Holdings or any of its Subsidiaries for 30 days after notice to the Borrower by the Administrative Agent to comply with any of the other agreements in this Agreement; or
(h)    default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Holdings or any of its Subsidiaries (or the payment of which is guaranteed by Holdings or any of its Subsidiaries other than Indebtedness owed to Holdings or any of its Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of this Agreement, if that default:
(i) is caused by a failure to make principal payments (including a payment at final maturity) aggregating in excess of $50,000,000 on any such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or
(ii) results in the acceleration of such Indebtedness prior to its express stated maturity, and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50,000,000 or more at one time outstanding; or
(i)    the failure by Holdings or any Significant Subsidiary to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50,000,000, which final judgments are not paid, discharged or stayed, for a period of more than 60 days after the applicable judgment becomes final, and, with respect to any such judgments covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or
(j)    Holdings or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:
(i) commences a voluntary case,
(ii) consents to the entry of an order for relief against it in an involuntary case,
(iii) consents to the appointment of a custodian of it or for all or substantially all of its property,
(iv) makes a general assignment for the benefit of its creditors, or
(v) generally is not paying its debts as they become due; or
(k)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i) is for relief against Holdings or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary in an involuntary case;
(ii) appoints a custodian of Holdings or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of Holdings or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary; or
(iii) orders the liquidation of Holdings or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary;
and the order or decree remains unstayed and in effect for 60 consecutive days; or
(l)    any representation, warranty, certification or other written statement, when taken as a whole, made or deemed made by any Credit Party in any Credit Document shall be false in any material respect as of the date made or deemed made; or
(m)    a Change of Control shall occur; or
(n)    at any time after the execution and delivery thereof, (i) any material (as determined by the Administrative Agent in its reasonable judgment and in good faith) portion of the Guaranty of any Guarantor for any reason, other than the satisfaction in full of all Obligations (other than contingent indemnity obligations not then due and payable), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) any material (as determined by the Administrative Agent in its reasonable judgment and in good faith) portion of this Agreement ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or it becomes unlawful for any Credit Party to perform any material (as determined by the Administrative Agent in its reasonable judgment and in good faith) portion of the Obligations or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or repudiate or rescind (or purport to repudiate or rescind) or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any provision of any Credit Document to which it is a party;
THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(g) or 8.1(h), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to the Borrower by the Administrative Agent, (A) each of the following shall (i) be payable on demand by the Administrative Agent (and if any denial is subsequently made these amounts, together with accrued interest and all other amounts accrued under this Agreement, shall be immediately due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are expressly viewed by each Credit Party) or (ii) immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) all or any part of (as specified by the Administrative Agent) the unpaid principal amount of and accrued interest on the Loans and (II) all or any part of (as specified by the Administrative Agent) the other Obligations; and/or (B) the Administrative Agent shall exercise all or any of its rights, remedies, powers or discretions under any of the Credit Documents.

SECTION 9.	AGENTS
9.1.    Appointment of Agents. Goldman Sachs is hereby appointed as the Administrative Agent, the Lead Arranger and the Syndication Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Goldman Sachs to act as the Administrative Agent, the Lead Arranger and the Syndication Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. The Lead Arranger and the Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of their respective Affiliates. No Agent (other than the Administrative Agent) shall have any obligations but shall be entitled to all benefits of this Section 9. The Lead Arranger and the Syndication Agent may each resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and the Borrower.
9.2.    Powers and Duties
. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.
9.3.    General Immunity
.
(a)    No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.
(b)    Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5), and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).
(c)    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any the Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
9.4.    Agents Entitled to Act as Lender
. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.
9.5.    Lenders’ Representations, Warranties and Acknowledgment
.
(c)    Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
(d)    Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Term Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.
9.6.    Right to Indemnity
. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
9.7.    Successor Administrative Agent
. The Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower and the Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, with the consent of the Borrower (such consent to not be unreasonably withheld or delayed), to appoint a successor Administrative Agent. If the Requisite Lenders have not appointed a successor Administrative Agent within thirty days after the delivery of the Administrative Agent’s notice of resignation or the delivery of the notice of removal by the Requisite Lenders, the Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed the Administrative Agent and the retiring or removed Administrative Agent shall promptly transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, , whereupon (or earlier, if as described in the preceding sentence) such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring or removed Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder.
9.8.    Guaranty and Termination of Guaranty
.
(d)    Agent under Guaranty. Each Lender hereby further authorizes the Administrative Agent, on behalf of and for the benefit of the Lenders, to be the agent for and representative of the Lenders with respect to the Guaranty. Subject to Section 10.5, without further written consent or authorization from any Lender, the Administrative Agent may execute any documents or instruments necessary to release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.
(e)    Right to Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that no Lender shall have any right individually to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the other Credit Documents may be exercised solely by the Administrative Agent, on behalf of the Lenders in accordance with the terms hereof and thereof.
(f)    Termination of Guaranty. Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than contingent indemnity obligations not then due and payable) have been paid in full and all Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release all guarantee obligations provided for in any Credit Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
9.9.    Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;
(b)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due to the Administrative Agent under Sections 2.11, 10.2 and 10.3) allowed in such judicial proceeding; and
(c)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.11, 10.2 and 10.3. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.11, 10.2 and 10.3 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.
9.10.    Withholding Tax
. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding tax to the Internal Revenue Service or any other Governmental Authority or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 10.	MISCELLANEOUS
10.1.    Notices
.

(m)    Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, the Syndication Agent or the Administrative Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document and any notice or other communication herein required or permitted to be given to a Lender shall be sent to such Lenders’ address as indicated to the Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by the Administrative Agent from time to time.
(n)    Electronic Communications.
(i)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(ii)    Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
(iii)    The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.
(iv)    Each of the Credit Parties, the Lenders and the Agents agree that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.
(o)    Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public-Side Information” portion of the Platform and that may contain Private-Side Information. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.
10.2.    Expenses
. On and after the Closing Date, the Borrower agrees to pay promptly (a) all the actual and reasonable out-of-pocket costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for the Borrower and the other Credit Parties; (c) the reasonable and actual out-of-pocket fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower; (d) all other actual out-of-pocket and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (e) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable out-of-pocket attorneys’ fees, notarial and translation costs and costs of settlement, incurred by any Agent and Lenders in preserving or enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work‑out” or pursuant to any insolvency or bankruptcy cases or proceedings; provided, that the Borrower shall only be responsible to reimburse one counsel to the Administrative Agent, one local counsel in each relevant jurisdiction in which Holdings or any of its Subsidiaries is organized as deemed reasonable necessary by the Administrative Agent and, with respect to clause (f), one counsel to Lenders (unless any Lender have been advised by counsel that there is an actual or reasonable likelihood of conflict of interest in which case such Lender affected thereby may retain its own counsel).
10.3.    Indemnity
.
(a)    In addition to the payment of expenses pursuant to Section 10.2, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities. The foregoing indemnification shall apply whether or not such indemnified liabilities are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability, or are caused, in whole or in part, by any negligent act or omission of any kind (other than gross negligence) by any Indemnitee; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence, bad faith or willful misconduct of that Indemnitee or its officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
(b)    To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
(c)    Each Credit Party also agrees that no Lender, Agent nor their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Lender, Agent or their respective Affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, however, that in no event will such Lender, Agent, or their respective Affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s, Agent’s or their respective Affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.
10.4.    Set‑Off
. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.
10.5.    Amendments and Waivers
.
(b)    Requisite Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders; provided, further, that the Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Credit Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment, modification or supplement.
(c)    All Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
(i)    extend the scheduled final maturity of any Loan or Note or the term of any Commitment;
(ii)    waive, reduce or postpone any scheduled repayment or prepayment;
(iii)    [Reserved];
(iv)    reduce the rate of interest on any Loan or any fee or any premium payable under the Credit Documents;
(v)    extend the time for payment of any such interest or fees, or any other amount due under the Credit Documents;
(vi)    reduce the principal amount of any Loan;
(vii)    amend, modify, terminate or waive any provision of this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;
(viii)    amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments and the Term Loans are included on the Closing Date;
(ix)    release any of the Guarantors from the Guaranty, in each case except as expressly provided in the Credit Documents; or
(x)    consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.
(d)    Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:
(i)    increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; or
(ii)    amend, modify, terminate or waive any provision of the Credit Documents as the same applies to any Agent, or any other provision of the Credit Documents as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.
(e)    Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.
10.6.    Successors and Assigns; Participations
.
(j)    Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(k)    Register. The Borrower, the Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register promptly following receipt by the Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.
(l)    Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):
(i)    to any Person meeting the criteria of clause (i) of the definition of the term “Eligible Assignee” upon the giving of notice to the Borrower and the Administrative Agent; and
(ii)    to any Person meeting the criteria of clause (ii) of the definition of the term “Eligible Assignee” upon giving of notice to the Borrower and the Administrative Agent and, in the case of assignments of Term Loans or Term Loan Commitments to any such Person (except in the case of assignments made by or to Goldman Sachs), consented to by the Borrower and the Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of the Borrower, required at any time an Event of Default under Section 8.1(a), (b), (g) or (h) shall have occurred and then be continuing); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; provided, each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Term Loans of the assigning Lender) with respect to the assignment of Term Loans and contemporaneous assignments to or by more than one Related Fund will be treated as one assignment for this purpose; provided, that notwithstanding the foregoing, no Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligations to any Competitor.
(m)    Mechanics. Subject to the other requirements of this Section 10.6, assignments and assumptions of Term Loans shall only be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(d), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that (i) no such registration and processing fee shall be payable (y) in connection with an assignment by or to Goldman Sachs or any Affiliate thereof or (z) in the case of an Assignee which is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender and (ii) only one such registration and processing fee shall be payable for contemporaneous assignments to or by more than one Related Fund).
(n)    Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans in violation of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).
(o)    Effect of Assignment. Subject to the terms and conditions of Section 2.20 and this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.
(p)    [Reserved].
(q)    Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (each such Person, a “Participant”) (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post‑default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof) or (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement. The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent and (ii) a participant that would be a Non‑US Lender to the Loans if it were a Lender shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 2.20 as though it were a Lender (it being understood that the documentation required under Section 2.20(d) shall be delivered to the participating Lender). To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender. Each Lender that sells a participation shall, acting solely for U.S. federal income tax purposes and solely with respect to actions described in this Section 10.6(h) as a non-fiduciary agent of the Borrower, maintain a register on which it records the name and address of each Participant and the principal amounts of each Participant’s participation interest with respect to such Lender’s Loans or other obligations under the Credit Documents (the “Participant Register”); provided, no Lender shall have any obligation to disclose all or any portion of its Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Credit Document) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment or Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in its Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Notwithstanding the foregoing, no Lender shall have the right at any time to sell or transfer to any Competitor a participation interest in all or a portion of its rights and obligations under this Agreement, including, all or a portion of its Commitment or Loans owing to it or other Obligations.
(r)    Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank and, including further in the case of any Lender that is a fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any other representative of, such holders; provided, that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
(s)    Competitors. None of the Lenders, the Lead Arranger or the Agents shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Competitors. The Administrative Agent shall be permitted to make available Schedule 10.6 on both the “public side” and the “private side” of the Platform.
10.7.    Independence of Covenants
. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
10.8.    Survival of Representations, Warranties and Agreements
. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans and the termination hereof.
10.9.    No Waiver; Remedies Cumulative
. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
10.10.    Marshalling; Payments Set Aside
. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent or Lenders (or to the Administrative Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
10.11.    Severability
. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
10.12.    Obligations Several; Independent Nature of Lenders’ Rights
. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
10.13.    Headings
. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
10.14.    APPLICABLE LAW
. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF UNLESS EXPRESSLY OTHERWISE PROVIDED HEREIN.
10.15.    CONSENT TO JURISDICTION
. (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, AND THE LENDERS AND THE AGENTS, IN EACH CASE IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.
10.16.    WAIVER OF JURY TRIAL
. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL‑ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
10.17.    Confidentiality
. Each Agent and each Lender shall hold all non‑public information regarding Holdings and its Subsidiaries and their businesses identified as such by the Borrower and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Agent or Lender and to such Agent’s or such Lender’s respective agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any pledgee referred to in Section 10.6(i) or any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided, such assignees, transferees, participants, counterparties, pledgees and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, and (iv) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process or otherwise as required by applicable law or compulsory legal process; provided, unless specifically prohibited by applicable law or court order, each Agent and each Lender shall make reasonable efforts to notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non‑public information prior to disclosure of such information. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.
10.18.    Usury Savings Clause
. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.
10.19.    Counterparts
. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
10.20.    Effectiveness
. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and the Administrative Agent of written notification of such execution and authorization of delivery thereof.
10.21.    PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.
10.22.    Electronic Execution of Assignments
. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.23.    No Fiduciary Duty
. Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.
AUDATEX NORTH AMERICA, INC.,
as Borrower

By:    /s/ Renato Giger
Name: Renato Giger
Title: Chief Financial Officer

SOLERA HOLDINGS, INC.,
as Holdings and a Guarantor

By:    /s/ Renato Giger
Name: Renato Giger
Title: Chief Financial Officer

AUDATEX CANADA HOLDINGS, INC.,
AUDATEX HOLDINGS, LLC,
AUDATEX HOLDINGS, INC.,
CLAIMS SERVICES GROUP, LLC,
COLLISION REPAIR BUSINESS MANAGEMENT         SERVICES, LLC,
EXPLORE INFORMATION SERVICES, LLC,
HOLLANDER, LLC,
HYPERQUEST, INC.,
LICENSE MONITOR INC.,
PROPERTY CLAIMS SERVICES, INC.,
SOLERA, INC.,
SOLERA INTEGRATED MEDICAL SOLUTIONS, INC.,
TITLE TECHNOLOGIES, INC.,
each as a Guarantor

By:    /s/ Renato Giger
Name: Renato Giger
Title: Chief Financial Officer

GTS SERVICES, LLC,
LYNX SERVICES, L.L.C.,
each as a Guarantor

By:    /s/ Renato Giger
Name: Renato Giger
Title: Treasurer

GOLDMAN SACHS BANK USA,
as the Administrative Agent and a Lender

By:    /s/ Charles D. Johnston
Authorized Signatory

APPENDIX A
TO CREDIT AND GUARANTY AGREEMENT

Term Loan Commitments

Lender	Term Loan Commitment	Pro Rata Share
Goldman Sachs Bank USA	$200,000,000.00	100%

Total	$200,000,000.00	100%

NY\7056745.14

APPENDIX B
TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

Credit Party	Name and Address of Contact Person
Audatex North America, Inc.	c/o Solera Holdings, Inc. 7 Village Circle, Suite 100 Westlake, TX 76262 Attention: Renato Giger Facsimile: +1-817-796-1251
Other Credit Parties	c/o Solera Holdings, Inc. 7 Village Circle, Suite 100 Westlake, TX 76262 Attention: Renato Giger Facsimile: +1-817-796-1251

B-1
NY\7056745.14

GOLDMAN SACHS BANK USA,
as the Administrative Agent and a Lender:

the Administrative Agent’s Principal Office:

Goldman Sachs Bank USA
200 West Street, 16th Floor
New York, NY 10282
Attention: SBD Operations
Telecopier: (212) 428-9270
Email for Funding Notice and Conversion/Continuation Notices: gs-sbdagency-borrowernotices@ny.email.gs.com
Email for other notices and financial statement deliveries: gsd.link@gs.com and anisha.malhotra@gs.com

B-2
NY\7056745.14